Exhibit 2.2

* Portions of this exhibit have been omitted pursuant to a request for confidential treatment and have been filed separately with the Commission.

CONTRIBUTION AND DISTRIBUTION AGREEMENT

This Contribution and Distribution Agreement (this “Agreement”) is made as of April 9, 2010, by and among SMBI Idaho, LLC, a Tennessee limited liability company (“Symbion”), Mountain View Hospital, LLC, an Idaho limited liability company (the “Company”), the unitholders of the Company listed on Exhibit B hereto (the “Existing Unitholders”) and the Persons identified on Exhibit B as Owners of Existing Unitholders.  Symbion, the Company, the Existing Unitholders and the Owners are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”  Terms used in this Agreement with their initial letters capitalized are defined in Exhibit A.

RECITALS

WHEREAS, the Company owns and operates a state-licensed hospital known as “Mountain View Hospital” located at 2325 Coronado Street, Idaho Falls, Idaho 83406 and, itself or through one or more Subsidiaries or Investments, operates (or plans to operate) certain other facilities and services, including but not limited to physical therapy clinics, speech therapy clinics, walk-in clinics and a skilled-nursing/transitional care facility (collectively, the “Hospital”);

WHEREAS, as of the date hereof, the Existing Unitholders collectively own 100% of the outstanding membership interests of the Company in the percentages set forth on Exhibit B hereto;

WHEREAS, Symbion desires to make an equity investment in the Company in exchange for the admission of Symbion as a member of the Company and the issuance to Symbion of a membership interest in the Company;

WHEREAS, the Company, Symbion, the Existing Unitholders and the Owners desire to set forth certain agreements and certain terms and conditions regarding the investment by Symbion in the Company and the relationship between the Company and Symbion; and

WHEREAS, contemporaneously with the investment by Symbion, (a) the Company will make a cash distribution to the Existing Unitholders, (b) the Company will be redomesticated as a Delaware limited liability company, and (c) the Parties will enter into the New LLC Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements of the respective parties as set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby confirmed, the parties to this Agreement, intending to be legally bound, hereby agree as follows:

AGREEMENT

ARTICLE 1
Contribution; Issuance of Units; Distribution

1.1           Contribution by Symbion.  Subject to the terms and conditions of this Agreement, as consideration for the Purchased Units and the other covenants and agreements of the Company, the Existing Unitholders and the Owners contained herein, Symbion shall contribute to the Company the Contribution Amount.

1.2           Issuance of Units.  In consideration of the contribution described in Section 1.1 hereof, Symbion shall be admitted as a member of the Company and shall be issued three thousand one hundred and thirty (3,130) Class B Units (the “Purchased Units”), free and clear of all Encumbrances, except as set forth in the New LLC Agreement.  The Purchased Units, when issued, will constitute a membership interest in the Company equal to the Acquired Percentage.

1.3           Distribution at Closing to Existing Unitholders; Redemption of Certain Units.  Subject to the terms and conditions of this Agreement, at the Closing, the Company shall make a cash distribution to Existing Unitholders, pro rata in accordance with their Applicable Percentages set forth on Exhibit B hereto, equal to (A) the Estimated Contribution minus (B) the sum of (i) the Escrow Deposit, and (ii) any other amount(s) identified on Schedule 1.3 hereto ((A) minus (B) being the “Cash Distribution”).  The Parties acknowledge and agree that a portion of the Cash Distribution being made to Healthcare Partners Fund I, LLC (“HPF”) is made in respect of the redemption by the Company, at the Closing, of one hundred and ninety-nine (199) of the Class INV Units (as such term is defined in the New LLC Agreement) held by HPF (such redeemed units being the “Redeemed Units”).  The foregoing redemption is not intended to include any Class RE Units (as such term is defined in the New LLC Agreement).  Upon redemption, the Redeemed Units shall be cancelled and no longer be outstanding.

1.4           Working Capital Adjustments and Indebtedness Adjustment.

(a)           Within 120 days after the Closing Date, the Company shall deliver to Symbion and the Existing Unitholders (i) a final balance sheet of the Company as of the Closing Date (the “Closing Balance Sheet”), (ii) using the Closing Balance Sheet and subject to Section 1.4(b), the Company’s calculation (in reasonable detail) of the Net Adjustment, and (iii) with regard to each line item of the Closing Balance Sheet, an explanation of any material variance in such line item from the Closing Balance Sheet; provided, only line items which affect the determination of the Net Adjustment shall be required to be set forth in the Closing Balance Sheet.  The Company, Symbion, the Existing Unitholders and the Owners shall cooperate in all reasonable respects with the preparation of the Closing Balance Sheet.

(b)           During the period commencing with the delivery of the items described in Section 1.4(a) above through the 150th day after the Closing Date, the Company shall provide access to such information regarding the Company as Symbion and the Unitholder Representative may reasonably request in order to verify the Closing Balance Sheet.  If, prior to the 150th day following the Closing Date, Symbion or the Unitholder Representative delivers to the other of them and the Company a written dispute notice of its specific objections to the calculation of the Net Adjustment (a “Dispute Notice”), then the Company, the Unitholder Representative and Symbion shall in good faith, and in consultation with their respective accountants, work together to resolve all disputed issues set forth in such Dispute Notice.  To the extent that the disputed items set forth in the Dispute Notice remain unresolved after 10 business days following the giving of a Dispute Notice, either Symbion or the Unitholder Representative may submit such unresolved items to Deloitte & Touche LLP or another public accounting firm of national or regional reputation that is mutually agreed upon by the Unitholder Representative and Symbion (the “Accountants”).  If the issues in dispute are submitted to the Accountants for resolution, (i) the Company, the Unitholder Representative and Symbion shall each furnish to the Accountants such workpapers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party (or its independent public accountants) and shall be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination by the Accountants, as set forth in a notice delivered to both parties by the Accountants within 30 days of the Accountants’ engagement, shall be binding and conclusive on Symbion, the Company, and the Existing Unitholders; (iii) there shall be no right of appeal from such decision; and (iv) such Accountants’ fees and expenses shall be borne by

Symbion or the Existing Unitholders depending on whose determination has been modified by such Accountant’s report or by all of them in proportion to the relative amount their respective determinations have been modified.  The Net Adjustment, whether undisputed or finally determined in accordance with this Section 1.4(b), is referred to herein as the “Settled Adjustment.”

(c)           If the Settled Adjustment is greater than the Estimated Adjustment, then Symbion shall contribute to the Company, by wire transfer of immediately available funds, the Acquired Percentage of such excess, and, in turn, the Company shall distribute such amount in cash to Existing Unitholders, pro rata in accordance with the Applicable Percentages set forth on Exhibit B hereto, and Symbion and the Unitholder Representative shall join in delivering such instruction(s) to the Escrow Agent as are necessary to cause the Escrow Agent to distribute to the Existing Unitholders the entire Working Capital Adjustment Escrow Amount.  If the Settled Adjustment is less than the Estimated Adjustment, then the Existing Unitholders shall be obligated to pay to Symbion the Acquired Percentage of the amount by which the Settled Adjustment is less than the Estimated Adjustment (the “Deficiency”), which obligation shall be satisfied by the distribution to Symbion of an amount from the Escrowed Funds equal to the Deficiency, and Symbion and the Unitholder Representative shall join in delivering such instruction(s) to the Escrow Agent as are necessary to cause the Escrow Agent to distribute such amount to Symbion; provided, if the Working Capital Adjustment Escrow Amount exceeds the Deficiency distributed to Symbion pursuant to this sentence, then Symbion and the Unitholder Representative shall join in delivering such instruction(s) to the Escrow Agent as are necessary to cause the Escrow Agent to distribute to the Existing Unitholders the amount by which the Working Capital Adjustment Escrow Amount exceeds the Deficiency.

1.5           Escrow; Adjustment to Purchase Price.

(a)           At the Closing, the Company, the Unitholder Representative, Symbion and the Escrow Agent shall execute and deliver a mutually acceptable escrow agreement (the “Escrow Agreement”) in the form attached hereto as Exhibit 1.5 pursuant to which Symbion shall deposit with the Escrow Agent an amount (the “Escrow Deposit”) equal to the sum of (A) five percent (5%) of the Estimated Contribution (the amount in this clause (A) being the “Indemnity Escrow Amount”); (B) ten percent (10%) of the Target Working Capital Amount (the amount in this clause (B) being the “Working Capital Adjustment Escrow Amount”); and (C) $100,000 for the purpose of paying any expenses of the Unitholder Representative in connection with the performance of its duties hereunder and under the Escrow Agreement.  Upon receipt, the Escrow Agent shall hold such Escrow Deposit in an interest bearing account with interest accruing for the benefit of the Existing Unitholders.  The purpose of the Escrowed Funds under the Escrow Agreement is to:

(i)            with respect to the Indemnity Escrow Amount, secure the payment (but not to provide an exclusive source of funding) of any Damages to which the Symbion Indemnified Persons are entitled pursuant to the terms of Article 9; and

(ii)           with respect to the Working Capital Adjustment Escrow Amount, secure the payment (but not to provide an exclusive source of funding) of any Deficiency pursuant to Section 1.4(c).

(b)           The Parties acknowledge and agree that the Base Contribution Amount has been determined by reference to, among other things, certain financial information of the Company, including but not limited to certain assumptions regarding the Company’s Overpayment Liability.  Schedule 1.5(b) sets forth estimates offered by Symbion with respect to the Overpayment Liability for the fiscal years ended December 31, 2007, 2008 and 2009 (the “Symbion-Estimated Overpayment Liability”).  If,

following the closure of all Cost Reports for 2007, 2008 or 2009, the Overpayment Liability for such year is determined to be:

(i)            greater than the Symbion-Estimated Overpayment Liability for such year, then the Existing Unitholders shall owe indemnification to Symbion, pro rata in accordance with their Applicable Percentages, in an aggregate amount equal to the product of (A) the Acquired Percentage multiplied by (B) the “Multiple” identified on Schedule 1.5(b) with respect to such year multiplied by (C) the amount by which the Overpayment Liability for such year exceeds the Symbion-Estimated Overpayment Liability for such year;

(ii)           less than the Symbion-Estimated Overpayment Liability for such year, then Symbion shall contribute to the Company by wire transfer of immediately available funds any aggregate amount equal to the product of (A) the Acquired Percentage multiplied by (B) the Multiple identified on Schedule 1.5(b) with respect to such year multiplied by (C) the amount by which the Symbion-Estimated Overpayment Liability exceeds the Overpayment Liability for such year, and in turn, the Company shall make a cash distribution of such amount to Existing Unitholders, pro rata in accordance with their Applicable Percentages set forth on Exhibit B hereto.

Any payments pursuant to this Section 1.5(b) shall be treated as an adjustment to the purchase price.

1.6           Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Waller Lansden Dortch & Davis, LLP, Nashville, Tennessee, at 10:00 a.m. (local time) April 9, 2010.  The date on which the Closing actually takes place is referred to herein as the “Closing Date” and the Closing shall be deemed effective at 11:59 p.m. on the Closing Date. At the Closing, Symbion shall, by wire transfer of immediately available funds to an U.S. account specified by the Company, contribute to the Company an amount equal to the Cash Distribution and shall pay directly to, or deposit with, each Person identified on Schedule 1.3 the amounts described thereon.  For convenience, the Company, Symbion and the Unitholder Representative may execute and deliver at the Closing a “Closing Statement” specifying any amounts being paid in accordance with this Agreement and, if there shall be a Closing Statement, it shall not modify, limit or expand the scope or content of any representation, warranty or covenant herein, but shall provide only for the expedient delivery of amounts to Persons named thereon.

1.7           Interpretation.  In this Agreement, unless the context otherwise requires:

(a)           references to this Agreement are references to this Agreement and to the Schedules and Exhibits attached hereto;

(b)           references to Articles and Sections are references to articles and sections of this Agreement;

(c)           references to any Party to this Agreement shall include references to its respective successors and permitted assigns;

(d)           references to a judgment shall include references to any order, writ, injunction, decree, determination or award of any court or tribunal;

(e)           references to a person shall include references to any individual, company, body corporate, association, limited liability company, firm, joint venture, trust or governmental entity or agency;

(f)            the terms “hereof,” “herein,” “hereby” and derivative or similar words will refer to this entire Agreement;

(g)           references to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced by the Parties from time to time;

(h)           the word “including” shall mean including without limitation; and

(i)            each representation, warranty and covenant contained herein shall have independent significance and, if any party hereto has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant, provided that indemnification for any such breach shall be only in accordance with and subject to the limitations of Article 9 hereof.

ARTICLE 2
Representations and Warranties of the Existing Unitholders and the Owners

Each of the Existing Unitholders, severally, and not jointly, represents and warrants to Symbion as of the date hereof and as of the Closing Date as follows:

2.1           Organization and Good Standing.  Such Existing Unitholder, if not a natural person, has been duly organized and is validly existing and in good standing under the laws of the state of its formation, with full power and authority to conduct its business as now being conducted and to own, lease or use the properties and assets that it purports to own, lease or use.  All of such Existing Unitholder’s Owners are identified on Exhibit B hereto; provided, HPF shall be deemed not to have Owners for purposes of this Agreement only.

2.2           Authority.  Such Existing Unitholder (and its Owners, if applicable) has the requisite power, authority, legal right and capacity necessary to enter into, deliver and perform each of his, her or its obligations under this Agreement and the other agreements, documents and instruments required to be delivered by him or the Company in accordance with the provisions hereof (collectively, the “Transaction Documents”) to which he, she or it is a party.  All actions on the part of such Existing Unitholder (and its Owners, if applicable) necessary for the authorization, execution and delivery of this Agreement and the Transaction Documents, and the performance of all obligations of such Existing Unitholder (and its Owners, if applicable) hereunder and thereunder have been duly taken as required by Applicable Law and any applicable agreements.  This Agreement and each of the Transaction Documents to which such Existing Unitholder (and its Owners, if applicable) is a party have been duly executed and delivered by such Existing Unitholder (and its Owners, if applicable) and constitute, or will constitute when delivered, the legal, valid and binding obligation of such Existing Unitholder (and its Owners, if applicable) enforceable against it in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

2.3           Title.  Such Existing Unitholder is the record and beneficial owner of and has good and marketable title to all of the Units of the Company set forth opposite his, her or its name in Schedules 3.3(a) and 3.3(b) of the Disclosure Schedule, free and clear of all Encumbrances except as set forth in the Existing Operating Agreement.  The equity securities, options and other rights to purchase Units of the Company, described in Schedules 3.3(a) and 3.3(b) of the Disclosure Schedule represent all of the equity securities, options and other rights to purchase Units of the Company owned by such Existing Unitholder.  Such Existing Unitholder is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Units of the Company which shall survive the Closing Date.

2.4           Anti-Kickback Statute; Stark Law.  Such Existing Unitholder (and its Owners, if applicable)  is in compliance, in all material respects, with the anti-fraud and abuse provisions of the federal Social Security Act, 42 U.S.C. §§ 1320(a) — 7a and 7b, the federal physician self referral law commonly known as the “Stark” law (42 U.S.C. § 1395nn) and the regulations promulgated thereunder, and all similar Idaho laws, rules, and regulations as those laws, rules, and regulations relate to their direct or indirect ownership interests in the Company and any other financial relationships or compensation arrangements they may have with the Company or any Affiliates of the Company and with other Existing Unitholders, Owners or other health care providers who refer patients to the Hospital.

2.5           No Conflicts.  The execution, delivery and performance by such Existing Unitholder (and its Owners, if applicable) of this Agreement and the Transaction Documents to which he, she or it is a party and the consummation by such Existing Unitholder (and its Owners, if applicable) of the transactions contemplated hereby and thereby do not and will not, directly or indirectly (with or without notice or lapse of time):

(a)           contravene, conflict with, or result in a violation or breach of (A) any provision of the Organizational Documents of such Existing Unitholder, or (B) any resolution adopted by the Existing Unitholder;

(b)           contravene, conflict with, or result in a violation or breach of, or give any Governmental Entity the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which such Existing Unitholder (or its Owner(s)), or any of their respective assets, may be subject;

(c)           contravene, conflict with, or result in a violation or breach of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that relates to the business of the Company and that is held by such Existing Unitholder (or its Owner(s)); or

(d)           contravene, conflict with, or result in a violation or breach of, constitute a default under, result in or give any Person any right of termination, cancellation, acceleration or modification in or with respect to, any material Contract to which such Existing Unitholder (or its Owner(s)) is a party, or by which any of its respective assets or properties are bound; or

(e)           require, other than notifications to Governmental Entities that may require notice of Symbion’s ownership in the Company, such Existing Unitholder (or its Owner(s)) to give any notice to or obtain any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization), where failure to provide such notice to or obtain such approval, consent, ratification, waiver, or other authorizations would materially adversely affect the Company (each, a “Required Consent”), from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

2.6           Indebtedness.  Such Existing Unitholder (or its Owner(s)) is not subject to any obligation (contingent or otherwise) to repay any loans or other amounts previously advanced to it by the Company or an Affiliate thereof, and the Company is not subject to any obligation (contingent or otherwise) to repay any loans or other amounts previously advanced to it by such Existing Unitholder (or its Owner(s)) or an Affiliate thereof.

2.7           Pending or Threatened Claims.  To the Knowledge of such Existing Unitholder, no Existing Unitholder or its Owner(s) has any cause of action or claim (contingent or otherwise) whatsoever against the Company or any Affiliate thereof, including causes of actions or claims under federal or state securities laws.

2.8           Brokers.  Except as set forth in Schedule 2.8 of the Disclosure Schedule, no broker, finder or investment banker was engaged in connection with the Contemplated Transaction or is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of such Existing Unitholder or its Owner(s).

2.9           No Exclusion.  Except as listed on Schedule 2.9 of the Disclosure Schedule, neither such Existing Unitholder nor its Owner(s) nor to the Knowledge of such Existing Unitholder, any officer, director, owner, agent, or managing employee of such Existing Unitholder or its Owner(s) has been excluded, suspended, or debarred from participating in any federal health care program (as defined in 42 U.S.C. §1320a-7b(f)) or been subject to sanction pursuant to 42 U.S.C. §1320a-7a or 1320a-8 or been convicted of a crime described at 42 U.S.C. §1320a-7b.

2.10         Disclosure of Ownership Interest.  Such Existing Unitholder (and each Owner, if applicable) who is a physician represents and warrants that he or she has complied, and each Existing Unitholder (and each Owner, if applicable) who is an immediate family member (as such term is defined in 42 C.F.R. §411.351) of a physician and each Existing Unitholder (and each Owner, if applicable) that is not a natural person and is owned, directly or indirectly, by a physician or an immediate family member of a physician, represents and warrants that such Existing Unitholder’s (and each Owner’s, if applicable) immediate family member who is a physician or direct or indirect physician owners have complied, with the disclosure requirements set forth in 42 C.F.R. §489.20(u)(2).

ARTICLE 3

Representations and Warranties with Respect to the Company

The Company represents and warrants to Symbion, except as set forth in the Disclosure Schedule as of the date hereof and as of the Closing Date, that:

3.1           Organization and Good Standing.

(a)           The Company is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Idaho, with full power and authority to conduct its business as now being conducted and to own, lease or use the properties and assets that it purports to own, lease or use.  The Company has delivered or made available to Symbion, or made available for its review, true and complete copies of its Organizational Documents, as currently in effect.  The Company is duly qualified to do business as a foreign limited liability company and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned, leased or used by it, or the nature of the activities conducted by it, requires such qualification and where the failure to be qualified would have a Material Adverse Effect on the Company.

(b)           Each Subsidiary and, to the Knowledge of the Company, each Investment is duly organized, validly existing, and in good standing under the laws of its state of formation, organization or incorporation, with full power and authority to conduct its business as now being conducted and to own, lease or use the properties and assets that it purports to own, lease or use.  The Company has delivered or made available to Symbion, or made available for its review, true and complete copies of the Organizational Documents, as currently in effect, for each Subsidiary or Investment.  Each Subsidiary and, to the Knowledge of the Company, each Investment is duly qualified to do business and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned, leased or used by it, or the nature of the activities conducted by it, requires such qualification and where the failure to be qualified would have a Material Adverse Effect on such Subsidiary or Investment.

3.2           Authority; No Conflict.

(a)           The execution, delivery and performance by the Company of this Agreement and the Transaction Documents to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by all necessary company action.  All actions on the part of the Company and its officers, managers and members necessary for the authorization, execution and delivery of this Agreement and the Transaction Documents, and the performance of all obligations of the Company hereunder and thereunder have been duly taken as required by Applicable Law.  This Agreement and each of the Transaction Documents have been duly executed and delivered by the Company and constitute, or will constitute when delivered, the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

(b)           The execution and delivery of this Agreement and the consummation or performance of the Contemplated Transactions by the Company (including, but not limited to, the occurrence of a change in control of the Company) do not and will not, directly or indirectly (with or without notice or lapse of time):

(i)            contravene, conflict with, or result in a violation or breach of (A) any provision of the Organizational Documents of the Company or any Subsidiary or Investment, or (B) any resolution adopted by the members or managers of the Company;

(ii)           contravene, conflict with, or result in a violation or breach of, or give any Governmental Entity the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company, any Subsidiary or any of their respective assets may be subject, or to which, to the Knowledge of the Company, any Investment or its assets may be subject;

(iii)          contravene, conflict with, or result in a violation or breach of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or any Subsidiary or that otherwise relates to the business of, or any of the assets owned or used by, the Company or any Subsidiary, or to the Knowledge of the Company, any Governmental Authorization that is held by any Investment or that otherwise relates to the business of, or any of the assets owned or used by, any Investment;

(iv)          contravene, conflict with, or result in a violation or breach of, constitute a default under, result in or give any Person any right of termination, cancellation, acceleration or modification in or with respect to, any Contract to which the Company or any Subsidiary or, to the Knowledge of the Party, any Investment is a party, or by which any of their respective assets or properties are bound (any Contract described herein or disclosed on Schedule 3.2(b) of the Disclosure Schedule being a “Consent Contract”); or

(v)           result in the creation or imposition of any Encumbrance upon any of the assets or properties of the Company or a Subsidiary or, to the Knowledge of the Company, an Investment.

(c)           Except as set forth in Schedule 3.2(c) of the Disclosure Schedule, neither the , nor any Subsidiary, nor to the Knowledge of the Company any Investment is, and none of them shall be, required to give any notice to, make any filing with, or obtain any Required Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.3           Capitalization.

(a)           Schedule 3.3(a) of the Disclosure Schedule contains a true, correct and complete list of all equity-holders, members or unitholders of the Company and each Subsidiary or Investment, showing the number and type of securities, including without limitation options, warrants, stock appreciation rights and conversion rights, of the Company or such Subsidiary or Investment held by each such holder as of the date of this Agreement.  All of such issued and outstanding equity securities of the Company have been duly authorized and are validly issued and outstanding.  Except as set forth in the Existing Operating Agreement, none of the securities of the Company are subject to preemptive rights or any similar rights, except as set forth on Schedule 3.3(a) of the Disclosure Schedule, or any liens or encumbrances imposed through the actions or failure to act of the Company.

(b)           Except as set forth in Schedule 3.3(b) of the Disclosure Schedule, and except as contained in the Existing Operating Agreement, (i) there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls or commitments of any character or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding any of its equity securities, (ii) there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company, and (iii) there are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any shares of its equity securities, to provide funds, to pay any dividend or make any other distribution in respect thereof, or to make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

(c)           Except as set forth in Schedule 3.3(c) of the Disclosure Schedule or the Existing Operating Agreement, there are no agreements, written or oral, between the Company and any holder of the Company’s equity securities or, to the Knowledge of the Company, among any holders of equity securities of the Company relating to the acquisition (including without limitation rights of first refusal or preemptive rights), transfer, sale or other disposition, registration under the Securities Act, or voting of the Company’s equity securities.

(d)           Except as set forth in Schedule 3.3(d) of the Disclosure Schedule, the Company does not have any subsidiaries, is not a party to any partnership or joint venture arrangement and does not own any equity securities or have any similar or equivalent interests in any other Person.

3.4           Financial Statements.

(a)           Attached hereto as Schedule 3.4(a) to the Disclosure Schedule are:  (i) the audited balance sheets of the Company as of December 31, 2006, 2007 and 2008, and the related audited statements of income and cash flow for each of the fiscal years then ended (collectively, the “Audited Financial Statements”), (ii) the unaudited balance sheet of the Company as of December 31, 2009 and the related unaudited statements of income and cash flow for the fiscal year then ended (collectively the “Unaudited Financial Statements”), and (iii) the unaudited balance sheet of the Company for the month ended February 28, 2010 (the “Interim Balance Sheet”) and the related unaudited statements of income and cash flow for the month then ended (collectively, the “Interim Financial Statements”).

(b)           The Audited Financial Statements and notes thereto fairly present the financial condition and the results of operations and cash flow of the Company as of the respective dates of and for the periods referred to in the Audited Financial Statements.  The Audited Financial Statements have been prepared in accordance with GAAP and reflect the consistent application of such accounting principles throughout the periods involved.

(c)           The Unaudited Financial Statements and the Interim Financial Statements fairly present the financial condition and results of operations and cash flows of the Company as of the dates of and for the periods referred to therein.  The Unaudited Financial Statements and the Interim Financial Statements have been prepared in accordance with GAAP, subject to normal recurring year-end adjustments and the absence of notes and reflect the consistent application of such accounting principles throughout the periods involved.

(d)           Schedule 3.4(d) sets forth a complete and correct list of the accounts payable of the Company (the “Accounts Payable”) and accrued liabilities of the Company (the “Accrued Liabilities”) as of February 28, 2010.  Each of the Accounts Payable and Accrued Liabilities are valid and have been incurred in connection with the operation of the Company’s business in the ordinary course of business, consistent with the Company’s past custom and practice.

3.5           No Undisclosed Liabilities.  Except as set forth in Schedule 3.5 of the Disclosure Schedule, the Company has no material liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, including Trade Payables, required by GAAP to be shown on the face of a balance sheet except for liabilities incurred by the Company in the ordinary course of business since the date of the Interim Balance Sheet, which are consistent in nature and amount with the liabilities reflected in the Interim Financial Statements and none of which are materially different than the liabilities reflected on the Unaudited Financial Statements.  The Company is not a guarantor or otherwise liable for any liabilities of any other Person.  Except as disclosed in Schedule 3.5, there are no facts in existence on the date hereof known to Company which would serve as the basis for any Encumbrance or other liability or obligation of the Company.  “Trade Payables” shall include all liabilities set forth in the financial statements and any and all liabilities not reflected on the Company’s books for accrued vacation and sick pay leave, compensatory time and other employee-related obligations computed through the Closing Date and all taxes which relate to the operation of the business through the Closing Date.  Schedule 3.5 of the Disclosure Schedule sets forth, as of February 28, 2010, all Indebtedness of the Company and the Persons to whom such Indebtedness is owed.

3.6           Accounts Receivable.  All accounts receivable that are reflected in the Interim Financial Statements, or in the accounting records of the Company as to accounts receivable arising since the date of the Interim Financial Statements, represent valid obligations arising from sales actually made or services actually performed by the Company in the ordinary course of business.  Except to the extent paid in full prior to the Closing Date, such accounts receivable are or will be as of the Closing Date current and collectible, net of the respective reserves shown on the Interim Balance Sheet, which reserves are calculated consistent with past practice and, in the case of the reserve on the Closing Balance Sheet, will not represent a greater percentage of the accounts receivable reflected on the Closing Balance Sheet than the reserve reflected on the Interim Balance Sheet represents of the accounts receivable reflected thereon and will not represent an adverse change in the composition of such accounts receivable in terms of aging.  To the Knowledge of the Company, there is no contest, claim, defense, or right of setoff under any Contract with any account debtor of an account receivable relating to the amount or validity of such accounts receivable.

3.7           Books and Records.  The books of account, minute books, securities or ownership record books, and other records of the Company, all of which have been made available to Symbion, are accurate and complete in all material respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.  The minute books of the Company contain materially accurate records of all meetings held of, and action taken by, the members and managers of the Company, and no material meeting of any the members or managers has been held for which minutes have not been prepared and are not contained in such minute books.  At the Closing, all of the books and records of the Company (including its predecessor) shall be in the Company’s possession.

3.8           Title to Properties; Encumbrances; Condition and Sufficiency of Assets.  The Company has good, valid, marketable and (as to Real Property) insurable title to, or a marketable and (as to Real Property) insurable valid and enforceable leasehold interest in, the assets and properties reflected on the Interim Balance Sheet as owned or leased, as applicable, or acquired or leased since the date thereof (other than assets and properties disposed of in the ordinary course of business since the date of the Interim Balance Sheet as set forth on Schedule 3.4(a)), free and clear of any and all Encumbrances except Permitted Encumbrances.  The assets and properties reflected on the Interim Balance Sheet and such assets and properties acquired or leased since the date of the Interim Balance Sheet in the ordinary course of business constitute all of the assets and properties necessary and in accordance with historical practice and as the Hospital is being operated by the Company on and as of the Closing Date, to conduct the business of the Company as currently conducted (the “Assets”).  Such Assets and properties have been maintained in accordance with normal industry standards and are in good operating condition, ordinary wear and tear excepted (which does not have a material adverse effect on the operation of the Assets in the ordinary course of business) and are located at the Hospital or such other locations owned or leased by the Company.  All of the inventory of the Company is usable in the ordinary course of business, is fully paid for and not subject to consignment or conditional sales arrangements.  Each Subsidiary and, to the Knowledge of the Company, each Investment, if operating as of the date hereof, has all assets and properties necessary and in accordance with historical practice and as the business of such Person is being operated and as of the date hereof.

3.9           Real Property.  Schedule 3.9 of the Disclosure Schedule sets forth an accurate and complete list of all real property owned by the Company (“Owned Real Property”) and all real property leases and subleases to which the Company or any Subsidiary or Investment is bound as lessor, lessee, sublessor, sublessee or otherwise (the “Real Property Leases”).  The Owned Real Property, together with all real property subject to the Real Property Leases, including, without limitation, the TCF and the Expansion are collectively referred to herein as the “Real Property”.  The Real Property Leases include, without limitation, that certain Lease dated as of September 6, 2001, made and entered into between HCPI/Idaho Falls, LLC, as Lessor, and Company, as Lessee, as amended by First, Second and Third Amendments dated November 12, 2002, August, 7, 2006, and July 30, 2009, respectively (“Hospital Lease”).  Mountain View-MPT Hospital, LLC (“Landlord”) is the lessor under the Hospital Lease.  The Company has delivered or made available to Symbion, or made available for its review, true and correct copies of all of the Real Property Leases and all amendments thereto.  No person or entity has any option or right of first refusal granted by the Company to purchase, occupy, lease or rent the Real Property or any portion thereof.  There are no brokerage or leasing commissions or fees which may become due from the Company under the Real Property Leases.

(a)           The Real Property Leases are in full force and effect and constitute the valid and binding agreements of the parties thereto.  The Company is not and, to the Knowledge of the Company, no other party to the Real Property Leases is in breach or default under such Real Property Lease and no event or condition has occurred or exists which, with the passage of time, the giving of notice or both, would cause either the Company or (to the Knowledge of the Company) any other party to be in default thereunder.

(b)           The improvements (“Improvements”) located on the Real Property which require government approval have been approved by all Governmental Entities having jurisdiction.  To the Knowledge of the Company, a certificate of occupancy and all material Permits have been issued for such Improvements and, as of and immediately after the Closing, all of the foregoing will be in full force and effect.  True and complete copies of the applicable certificates of occupancy and all material Permits available to the Company, together with all existing as-built surveys, construction plans and specifications, engineering reports, and other documentation in the Company’s possession relating to the design, installation, construction, management, leasing or operation of the Improvements or the condition of the Real Property have been delivered or made available for review by the Company to Symbion.

(c)           The Company and Landlord have agreed in that certain Third Amendment to Hospital Lease dated July 30, 2009 to expand the Improvements (the “Expansion”).  The Expansion has added twenty (20) licensed beds to Mountain View Hospital and approximately 19,270 rentable square feet of office space to Mountain View Hospital.  The Company has made available to Symbion all material plans and specifications, construction schedules, budgets, leases and other information in the Company’s possession relating to the design, installation, operation and cost of the Expansion for review, and will furnish such additional information related thereto as Symbion may reasonably require and as may be in the Company’s possession. To the Knowledge of the Company, the Expansion is currently on schedule and on budget, and no cost overruns are anticipated.

(d)           The Company has entered into agreements regarding the ownership of a transitional care facility (the “TCF”) on that certain property described on Schedule 3.9 as the TCF Property.  The Company has made available to Symbion all organizational and governing documents in the Company’s possession for all entities involved with the TCF project as “Owner”, “Tenant”, or “manager”, and all material plans and specifications, construction schedules, budgets, leases and other information in the Company’s possession relating to the design, installation, operation, and cost of the TCF for review, as well as all formation and organizational documents in the Company’s possession relating to the owner of the TCF Property and the proposed tenant of the TCF real property, and will furnish such additional information related thereto as Symbion may reasonably require and as may be in the Company’s possession.  To the Knowledge of the Company, the development of the TCF real property is currently on schedule and on budget, and no cost overruns are anticipated.

(e)           All utilities required for the Company’s operation of the Hospital and any other Improvements by the Company are installed and operating, and all installation and connection charges that are due have been paid in full.

(f)            To the Knowledge of the Company, no zoning, building, flood control, fire, safety, toxic materials, hazardous waste or any other law, ordinance, code, order, regulation or restriction is violated in any material respect by the operation or use of the Hospital and any other Real Property in a manner consistent with past practices or as currently operated.

(g)           Except as set forth in Schedule 3.9(g) of the Disclosure Schedule, to the Knowledge of the Company, there are no material structural defects in any of the Improvements located on the Real Property.  Except as set forth in Schedule 3.9(g) of the Disclosure Schedule, to the

Knowledge of the Company, the heating, electrical, plumbing and drainage systems at or servicing the Real Property and all facilities and equipment relating thereto are in good working condition and repair in all material respects and, together with the other assets and properties of the Company, the Real Property is adequate for the business of the Company as it is currently conducted.

(h)           No portion of the Real Property is subject to or affected by any special assessment, whether or not such special assessment constitutes an Encumbrance on the Real Property.  The Company has provided or made available to Symbion complete copies of all Property Tax statements for 2009 and for 2008, which property taxes the Company has paid in full.

(i)            There are adequate means of ingress and egress for vehicular and pedestrian traffic to and from the Real Property and there are adequate parking facilities to serve the current needs for the business of the Company as it is currently conducted without the necessity of building or leasing any additional facilities or space.  The number of parking spaces that is available for the Hospital and all other Real Property complies, in all material respects, with all applicable ordinances, statutes and regulations.  There is adequate site drainage for the Real Property, and the drainage from the Real Property and onto the Real Property does not violate any applicable ordinance, statute, regulation, common law or real estate easement or restriction.

(j)            To the Knowledge of the Company, the Real Property is not located in a state or federally designated flood hazard area or wetland (whether or not designated).

(k)           The Company has not received or been advised of any notice of any violation of any building, zoning or other law, ordinance or regulation in respect of the Real Property or its use by the Company, nor has the Company been advised of or received any notice of any pending or threatened condemnation or similar proceeding.

(l)            Schedule 3.9(l) of the Disclosure Schedule contains true accurate and complete rent rolls for each building in which Company leases or subleases space to tenants, which rent rolls identify each building, and, with respect to each lease or sublease, identify (i) the tenant or subtenant, (ii) the premises leased, (iii) the term commencement date and expiration date, (iv) the annual or monthly rent, (v) any prepayments of rent more than one month in advance, (vi) amount of security deposit, (vii) any rent concessions, rent abatements or periods of occupancy for which rent has not been collected for any reason, and (viii) any unpaid leasing or other commissions.

(m)          The Real Property constitutes all real properties used or occupied by the Company.

3.10         Taxes.

(a)           The Company has filed or caused to be filed on a timely basis (taking into account applicable extensions) all Tax Returns that are or were required to be filed by or with respect to it, either separately or as a member of an affiliated, consolidated, combined or unitary group, pursuant to Applicable Law, and all such Tax Returns are true, correct, and complete in all material respects;

(b)           The Company has delivered or made available to Symbion correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company for taxable years beginning after December 31, 2005;

(c)           The Company is not, and has not ever been, a member of any group filing a consolidated, combined, or unitary Tax Return;

(d)           All Taxes shown on any Tax Return of the Company that are due and payable have been or will be paid in full on or before the Closing Date;

(e)           The liability of the Company for unpaid Taxes did not, as of the date of the Interim Financial Statements, exceed the reserve for Tax liabilities (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Interim Financial Statements;

(f)            The Company has not agreed to any extension or waiver of the statute of limitations applicable to any Tax, or agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired;

(g)           With respect to the Company or any affiliated, consolidated, combined, or unitary group of which the Company is a member, (i) no foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are pending or being conducted; (ii) no Governmental Entity (including in jurisdictions where Tax Returns have not been filed) has (x) given written notice indicating an intent to open an audit or other review, (y) requested information relating to Tax matters, or (z) given written notice to the Company of any deficiency or proposed adjustment for any amount of Tax;

(h)           Except with respect to Taxes not yet due and payable, there are no Encumbrances for unpaid Taxes on any asset of the Company and no claim for unpaid Taxes has been made by any Governmental Entity that could give rise to any such Encumbrance;

(i)            All Taxes that the Company is or was required by Applicable Law to withhold or collect have been duly withheld or collected and, to the extent due and payable for Pre-Closing Tax Periods, have been remitted to the proper Governmental Entity or other Person, and the Company has properly received and maintained any and all certificates, forms, and other documents required by Applicable Law for any exemption from withholding and remitting any Taxes;

(j)            No power of attorney granted by the Company with respect to any Tax is currently in force;

(k)           Except as set forth on Schedule 3.10(k), none of the assets held by the Company includes any stock, partnership interests, limited liability company interests, legal or beneficial interests of any other Person, and none of such assets are subject to any Tax partnership agreement or provisions requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code;

(l)            None of the liabilities of the Company includes (i) an obligation to make a payment to any Person under any Tax allocation or Tax-sharing agreement that will survive the Closing or impose any liability on the Company after the Closing; (ii) an obligation to pay the Taxes of any Person as a transferee or successor, by contract or otherwise, including an obligation under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law); or (iii) an obligation under any record retention, transfer pricing, closing or other agreement or arrangement with any Governmental Entity that will survive the Closing or impose any liability on the Company after the Closing;

(m)          The Company has not (i) participated, within the meaning of Treasury Regulation Section 1.6011-4(c), in any “listed transaction” or any other “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4, or (ii) engaged in any transaction that gives rise to (x) a registration obligation under Section 6111 of the Code and the Treasury regulations thereunder, or (y) a list maintenance obligation under Section 6112 of the Code and the Treasury regulations thereunder, in each case as amended by any guidance published by the IRS applicable at the time of any “listed transaction” or any other “reportable transaction”; and

(n)           The Company is, and has been since its formation, classified as a partnership for U.S. federal Tax purposes; no election has been made and no transaction has been entered into on or prior to the Closing Date that will change such classification on or after the Closing Date; and the Company has a current election in effect under Section 754 of the Code that will cause the U.S. federal income tax bases of its assets to be adjusted under Section 743 of the Code as a result of the consummation of the transactions contemplated by this Agreement.

3.11         No Adverse Change.  Since the date of the Interim Financial Statements through the date of this Agreement, there has not been any material adverse change in the business, operations, properties, assets, results of operations or condition (financial or other) of the Company, any Subsidiary or, to the Knowledge of the Company, any Investment, and no event has occurred or circumstance exists that may result in such a Material Adverse Effect, other than changes in general economic conditions and changes affecting the healthcare industry generally.

3.12         Employee Benefits.

(a)           Schedule 3.12(a) of the Disclosure Schedule contains a true and complete list of all Company Benefit Plans which are currently and within the past six (6) years have been maintained or contributed to by the Company.  The Company has performed, in all material respects, all of its obligations under all Company Benefit Plans, and all contributions and other payments required to be made by the Company to any Company Benefit Plan with respect to any period ending before or at or including the Closing Date have been made or reserves adequate for such contributions or other payments have been or shall be set aside therefore and have been or shall be reflected in the Interim Financial Statements in accordance with GAAP.

(b)           With respect to each Company Benefit Plan, the Company has delivered or has made available for Symbion to review:

(i)            all material documents that set forth the terms of each Company Benefit Plan and of any related trust, including (A) all plan documents, trust agreements, and summary plan descriptions of Company Benefit Plans for which the Company is required to prepare, file, and distribute plan descriptions and summary plan descriptions, and (B) all summaries and descriptions furnished to participants and beneficiaries regarding Company Benefit Plans for which a plan description or summary plan description is not required;

(ii)           all personnel, payroll, and employment manuals and policies;

(iii)          all registration statements filed with respect to any Company Benefit Plan;

(iv)          all insurance policies purchased by or to provide benefits under any Company Benefit Plan;

(v)           all annual reports (Form 5500 series) for the past three years, and all notices that were given by the Company or any ERISA Affiliate of the Company or any Company Benefit Plan to the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury (collectively, the “IRS”), the PBGC, the United States Department of Labor (the “DOL”), or any participant or beneficiary, pursuant to statute, within the two years preceding the date of this Agreement, including notices that are expressly mentioned elsewhere in this Section 3.12; and

(vi)          all notices that were given by the IRS or the DOL to the Company, any ERISA Affiliate of the Company, or any Company Benefit Plan within the two years preceding the date of this Agreement.

(c)           Except for any formal written qualification requirement with respect to which the remedial amendment period set forth in Section 401(b) of the Code, and any regulations, rulings or other IRS releases thereunder, has not expired, (1) each Qualified Plan has either received (or has filed for) a favorable determination letter or opinion from the IRS to the effect that it is so qualified in form and operation under Section 401(a) of the Code, and that each trust for each such Qualified Plan is exempt from federal income tax under Section 501(a) of the Code or has been established under a prototype plan for which an IRS opinion letter has been obtained by the plan sponsor, and (2) to the Knowledge of the Company, no event has occurred or circumstance exists that gives rise to disqualification or loss of tax-exempt status of any such Qualified Plan or trust.

(d)           There are no pending, or, to the Knowledge of the Company, threatened claims by or on behalf of any Company Benefit Plan, or by any Person covered thereby, other than ordinary claims for benefits submitted by participants or beneficiaries.

(e)           Except as set forth in Schedule 3.12(e) of the Disclosure Schedules, the Company and any ERISA Affiliate does not maintain, contribute to or have any liability with respect to, and has not within the preceding six years maintained, contributed to or had any liability with respect to, any Company Benefit Plan that is, or has been, (i) subject to Title IV of ERISA or Section 412 of the Code, (ii) maintained by more than one employer within the meaning of Section 413(c) of the Code, (iii) subject to Sections 4063 or 4064 of ERISA, (iv) a “multiemployer plan,” within the meaning of Section 3(37) or 4001(a)(3) of ERISA, (v) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or (vi) an “employee pension benefit plan”, within the meaning of Section 3(2) of ERISA, that is not intended to be qualified under Section 401(a) of the Code.

(f)            Except as set forth in Schedule 3.12(f) of the Disclosure Schedules, (i) each Company Benefit Plan has been established and administered in all respects in accordance with its terms and in compliance, in all material respects, with the applicable provisions of ERISA, the Code and all other applicable Legal Requirements; (ii) with respect to each Company Benefit Plan, all reports, returns, notices and other documentation that are required to have been filed with or furnished to the IRS, the DOL or any other Governmental Entity, or to the participants or beneficiaries of the Company Benefit Plan, have been filed or furnished on a timely basis; (iii) no individual who has performed services for the Company has been improperly excluded from participation in any Company Benefit Plan; and (iv) there are no proceedings pending or, to the Knowledge of the Company, contemplated pursuant to the Employee Plans Compliance Resolution System maintained by the IRS, or any audits, investigations or other proceedings pending with the IRS or the DOL, with respect to any Company Benefit Plan.

(g)           The Company and its ERISA Affiliates have no obligation to provide or make available post-employment welfare benefits or welfare benefit coverage, including, without limitation, retiree health coverage, for any current or former employee, director, officer or other Person, except as may be required under COBRA and at the sole expense of such individual.

(h)           Except as set forth in Schedule 3.12(h) of the Disclosure Schedules, neither the execution and delivery of this Agreement or any ancillary agreement, nor the consummation of the transactions contemplated hereby, will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefit due, to any current or former employee, director, officer, or other Person from the Company or any ERISA Affiliate; (ii) increase any benefits otherwise payable under any Company Benefit Plan; or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits.

(i)            The Company has no Contract or commitment, whether or not legally binding, to create or fund any additional employee benefit or compensation plans, policies or arrangements or, except as may be required by Legal Requirements, to modify any Company Benefit Plan.

(j)            The Company Benefit Plans have at all times materially complied with the continuation coverage provisions of COBRA.  The Company has made available to Symbion a list of all current and former employees of the Company and their beneficiaries who are eligible for and/or have elected continuation coverage under any continuation coverage law discussed herein.

(k)           Neither the Company nor any of its Affiliates or, to the Knowledge of the Company, any fiduciary or party in interest to a Company Benefit Plan have engaged in a non-exempt prohibited transaction with respect to a Company Benefit Plan under Sections 405 and 406 of ERISA or Section 4975 of the Code during the current or the past three fiscal years of any such Company Benefit Plan.

(l)            Any Company Benefit Plan or other compensation arrangement of the Company that is a “nonqualified deferred compensation plan” (as such term if defined under Section 409A(d)(1) of the Code) complies in all material respects, both in form and operation, with the requirements of Section 409A of the Code and the regulations promulgated thereunder.  No payment under any such plan or arrangement is, or will be, subject to the penalties of Section 409A(a)(1) of the Code.

3.13         Compliance with Legal Requirements; Governmental Authorizations.  Except as set forth on Schedule 3.13, the Company, each Subsidiary and, to the Knowledge of the Company, each Investment have complied in all material respects with all Legal Requirements.  The Company has not received any notice of any material violation of any Legal Requirements and except as set forth on Schedule 3.13 has timely filed all material reports, data, and other information required to be filed pursuant to the Legal Requirements.  Mountain View Hospital is licensed by the Idaho Department of Health and Welfare as a forty-three (43)-bed general acute care hospital consistent with the applicable Legal Requirements of the State of Idaho.  The Company owns, holds or otherwise possesses, and has timely applied for renewal of, all Permits that are necessary to own the assets or operate the Hospital and any other business conducted by the Company.  The Permits that are set forth in Schedule 3.13 of the Disclosure Schedule (collectively, the “Required Permits”) are the only Permits necessary for the conduct of the Hospital and the business of the Company as now or previously conducted or for the ownership and use of the assets owned or used by the Company in the conduct of the Hospital and the business of the Company, or that are necessary for the operation of the Hospital and the business of the Company.  All Required Permits are free and clear of all Encumbrances and are in compliance with all material Legal Requirements.  All Required Permits are now and as of Closing shall be in good standing, in full force and effect and not subject to appeal or meritorious challenge.  The Company is in compliance in all material respects with the terms of the Required Permits and has not received any notice of any material violation or claim of default, with respect to any of the Required Permits.  Other than requirements to notify Governmental Entities of Symbion’s ownership in the Company, none of such Required Permits will be materially adversely affected by consummation of the transactions contemplated hereby.  The Company has delivered or made available true and correct copies of all Required Permits, including any amendments, and all survey reports, deficiency notices, plans of correction, and related correspondence received by the Company in connection with the Required Permits since January 1, 2006.

3.14         Legal Proceedings; Orders.  Except as set forth in Schedule 3.14 of the Disclosure Schedules, there are no Proceedings pending or, to the Knowledge of the Company, threatened (i) against the Company or any Subsidiary or Investment, (ii) affecting any of the assets and properties of the Company or any Subsidiary or Investment or the Units, (iii) against any officer, director, or key employee of the Company in his or her capacity as an officer, director or employee of the Company, or (iv) which may call into question the validity or hinder the enforceability of this Agreement or any of the Transaction Documents or the transactions contemplated thereby; nor to the Knowledge of the Company has there occurred any event, nor to the Knowledge of the Company has there been threatened or does there exist any condition, on the basis of which any such Proceeding might be properly instituted or commenced.  The Company is not a party or subject to, nor are any of its assets subject to, the provisions of any Order. Except as set forth in Schedule 3.14 of the Disclosure Schedules, there is no Proceeding by the Company pending or threatened against any other Person.  All claims made or threatened against the Company or the Hospital in excess of the deductible are covered under the Company’s current insurance policies.  The Company has provided Symbion with a complete list of all general liability incidents, incident reports and malpractice claims Known to the Company that have occurred at the Hospital since December 31, 2005.

3.15         Absence of Certain Changes and Events.  Except as set forth on Schedule 3.15 of the Disclosure Schedules, from the date of the most recent Interim Balance Sheet through the date of this Agreement, there has not been any (except as contemplated in the Transaction Documents):

(a)           grant of any option or right to purchase membership interests in the Company; issuance of any security convertible into such membership interest; purchase, redemption, retirement, or other acquisition by the Company of any membership interest; or declaration or payment of any dividend or other distribution or payment in respect of such membership interest;

(b)           increase by the Company of any bonuses, salaries, or other compensation to any director, officer, or employee or entry into any employment, severance, or Contract with any director, officer, employee or Existing Unitholder other than in the ordinary course of business;

(c)           except in the ordinary course of business, adoption of, amendment to, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

(d)           single capital expenditure or combination of capital expenditures by the Company in excess of $50,000

(e)           material change in the quantity or quality of the assets, equipment, surgical instruments or supplies of the Company, except for changes due to ordinary wear and tear and changes in quantities of supplies in the ordinary course of business, consistent with past practice;

(f)            damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business or financial condition of the Company;

(g)           entry into, amendment of, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction of at least $50,000 individually or $125,000 in the aggregate or otherwise not in the ordinary course of business;

(h)           sale (other than sales of inventory in the ordinary course of business), lease, or other material disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company;

(i)            cancellation or waiver of any claims or rights with a value to the Company in excess of $5,000 individually or $10,000 in the aggregate or otherwise in the ordinary course of business;

(j)            change in the accounting methods used by the Company other than as required by GAAP;

(k)           agreement, whether oral or written, by the Company to do any of the foregoing;

(l)            paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than in the ordinary course of business; or

(m)          canceled, or failed to continue, insurance coverages.

3.16         Contracts; No Defaults.

(a)           Schedule 3.16(a) of the Disclosure Schedule contains a complete and accurate list, and the Company has delivered or made available to Symbion, or made available for its review, true and complete copies, or, in the case of oral Contracts, has provided a written summary setting forth the terms and conditions, of:

(i)            each Contract that involves performance of services or delivery of goods or materials to the Company, other than Immaterial Contracts;

(ii)           each lease, rental or occupancy agreement, sublease, license, installment and conditional sales agreement, and other Contracts affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property, other than Immaterial Contracts;

(iii)          each joint venture, partnership, and other Contract (however named) involving a sharing of benefit plans (not including, however, any Company Benefit Plans), profits, losses, costs, or liabilities by the Company with any other Person;

(iv)          each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company other than in the ordinary course of business;

(v)           each Contract under which the Company has created, incurred, assigned or guaranteed any Indebtedness, or under which it has imposed a security interest on any of its assets, tangible or intangible, in an amount or value in excess of $50,000;

(vi)          each Contract under which the Company has advanced or loaned any amount to any Person, other than account receivables incurred in the ordinary course of business consistent with past practices, except for employee advances in accordance with past practice not in excess of $50,000;

(vii)         each Contract between or among the Company and any of the Existing Unitholders or its Affiliates, other than Immaterial Contracts;

(viii)        each Contract that prohibits or contains restrictions on the ability of the Company to incur Indebtedness or incur or suffer to exist any Encumbrance, to purchase or sell any assets and properties, or to change the lines of business in which it participates or engages;

(ix)           each employment, consulting, dealer, distribution, sales representative, personal services, retention, severance, change of control, bonus or golden parachute agreement;

(x)            each employee benefit, bonus, pension, profit-sharing, deferred compensation, stock purchase and similar plans and arrangements;

(xi)           each Contract with labor organizations, unions or associations;

(xii)          each non-compete agreement entered into within the 5-year period prior to the Closing Date;

(xiii)         each Contract with any Person containing any provision or covenant prohibiting or limiting the right of the Company to compete in any line of business or restricting its ability to solicit employees of, or conduct business with, any Person in any geographic area;

(xiv)        each agreement involving the merger or other similar business combination the Company;

(xv)         each Contract between or among the Company and (I) any physicians, dentists, podiatrists, optometrists, or chiropractors or any immediate family members of any physician, dentist, podiatrist, optometrist or chiropractor, or (II) HPF, any Affiliate of HPF, the managing member of HPF or any director, officer or employee of any of the foregoing;

(xvi)        all other Contracts, other than Immaterial Contracts; and

(xvii)       each amendment, supplement, and modification in respect of any of the foregoing.

(b)           Each agreement listed in Schedule 3.16(a) of the Disclosure Schedule is legal, valid, binding, enforceable and in full force and effect, except as may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws or general principles of equity.  Each agreement listed in Schedule 3.16(a) of the Disclosure Schedule will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby.  The Company is not (with or without the lapse of time or the giving of notice) in material breach or default under any agreement listed in Schedule 3.16(a) of the Disclosure Schedule and, to the Knowledge of the Company, no other party to such agreement is (with or without the lapse of time or the giving of notice) in material breach or default thereunder.  The Company has not received any written notice of the intention of any party to terminate or of any threatened cancellation of any of the agreements listed in Schedule 3.16(a) of the Disclosure Schedule, nor to the Knowledge of the Company, are there any outstanding disputes thereunder.

3.17         Insurance.  Schedule 3.17 of the Disclosure Schedule lists all insurance policies in force naming the Company as an insured or beneficiary or as a loss payable payee or for which the Company has paid or is obligated to pay all or part of the premiums.  The Company has previously provided Symbion or made available true and complete copies of all such insurance policies.  The policies set forth on Schedule 3.17 of the Disclosure Schedule provide customary coverage for the operation of the Company’s business and are sufficient for compliance by the Company with all Legal Requirements and each of the Contracts listed on Schedule 3.16(a) of the Disclosure Schedule.  All of such policies are in full force and effect as to the Company and are valid and enforceable against the Company in accordance with their terms.  The Company has not received notice (excluding notice of a premium increase or contract expiration date) of any pending or threatened termination or retroactive premium increase with respect thereto, and the Company is in material compliance with all conditions contained therein, the noncompliance with which could result in termination of insurance coverage or increased premiums for prior or future periods.  There are no pending claims against current or prior insurance by the Company as to which insurers have denied liability, and there exists no material claim under current or prior insurance that has not been properly filed by the Company.

3.18         Environmental Matters. Except as set forth in Schedule 3.18 of the Disclosure Schedule:

(a)           the Company holds and has timely applied for renewal of all material Environmental Permits that are required with respect to its respective assets and properties and businesses, either owned or leased;

(b)           the Company and its respective assets and properties and businesses are and have been in compliance, in all material respects, with all applicable Environmental Laws, including Environmental Permits;

(c)           there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company.  The Company has not received any written notice from any Governmental Entity or any Person of any material violation or liability arising under any Environmental Law or Environmental Permit in connection with its respective assets and properties, business or operations;

(d)           the Company is not subject to any liability, obligation, cost or expense (other than those that typically arise in the ordinary course of business out of the operation of medical facilities similar to those operated by the Company, all of which have been satisfied in the ordinary course of business) relating to (i) environmental conditions on, above, under or from any properties or assets currently or formerly owned, leased, operated or used by the Company, or (ii) the past or present use, management, transport, treatment, generation, storage, disposal, release or threatened release of Hazardous Materials;

(e)           the Company does not own, lease or operate and to the Knowledge of the Company, has not owned, leased or operated, any property listed on the National Priorities List pursuant to CERCLA or on the CERCLIS or on any other federal or state list of sites requiring investigation or cleanup;

(f)            the Company is not transporting, has not transported, nor has arranged for the transportation of, any Hazardous Material to any location that is: (i) listed on the National Priorities List published pursuant to CERCLA, on the CERCLIS, or on any similar federal or state list; or (ii) the subject of federal, state or local enforcement actions or other investigations that may lead to claims against the Company for investigative or remedial work, reimbursement of costs for investigative or remedial work, damage to natural resources, property damage or personal injury including claims under CERCLA nor has the Company stored any Hazardous Materials;

(g)           there are no sites, locations or operations at which the Company is currently undertaking, or has completed, any investigative, remedial, response or corrective action as required by Environmental Laws;

(h)           there are no physical or environmental conditions existing on any property owned or leased by the Company resulting from its operations or activities, past or present, at any location, that could reasonably give rise to any material on-site or off-site investigative or remedial obligations or any material corrective action under any applicable Environmental Laws;

(i)            there are no liens, deed restrictions or engineering controls related to environmental conditions on any property that is leased by the Company; and

(j)            the Company has provided or made available to Symbion copies of, or access to, all environmental site assessments, audits, investigations and studies in the possession, custody or control of the Company.

3.19         Employees.  Schedule 3.19 of the Disclosure Schedule sets forth, as of January 31, 2010, a true and correct list, in all material respects, of each of the Company’s directors, officers and employees, including job title, hire date, service credit, accrued vacation and the current rates of pay or salary and bonus for such Person.  Except as set forth on Schedule 3.19 of the Disclosure Schedule:

(a)           neither the Company nor any Affiliate thereof has been or is a party to any collective bargaining agreement or similar agreement;

(b)           there are no unfair labor practice Proceedings, complaints under OSHA, or any other state or federal regulation governing employment practices and work environment for employees pending against the Company or, to the Knowledge of the Company, threatened in writing against the Company, before the National Labor Relations Board, OSHA, or other Governmental Entity;

(c)           there is and has been and, to the Knowledge of the Company, there are no threatened strikes, labor disputes, slowdowns, lockouts or work stoppages involving the Company or any of its Affiliates;

(d)           there is and has been no application or petition for an election or certification of a collective bargaining agreement agent relating to the Company and no such application or petition is pending as of the date hereof

(e)           there is no charge filed against the Company with the Equal Employment Opportunity Commission or similar Governmental Entity;

(f)            to the Knowledge of the Company, no employee of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee and any other Person (“Proprietary Rights Agreement”) that in any way materially adversely affects or shall materially adversely affect (i) the performance of his duties as an employee or director of the Company, or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with the Company by any such employee or director.

(g)           No officer or key employee has given the Company notice (whether oral or written) of any intent to terminate his or her employment with the Company as a result of the transactions contemplated hereby.

(h)           All employees of the Company and the Hospital (“Hospital Employees”) are employees at-will.  The Company and its Affiliates are not a party to a written (i) employment agreement, consulting agreement or similar arrangement with any Hospital Employee, or (ii) consulting agreement, independent contractor agreement or similar arrangement with any other individual or entity relating to services provided to the Hospital.  No Hospital Employee or any other Person is entitled to receive, or will receive, any bonus or other payment occasioned by the Contemplated Transaction, except as set forth on Schedule 3.19 of the Disclosure Schedule, all of which amounts shall be paid at the Closing and reflected on Schedule 1.3.

(i)            The Company is not delinquent in payments to any Hospital Employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or any other amounts required to be reimbursed to such employees or in the payment to the appropriate Governmental Entity of all required Taxes, insurance, social security and withholding thereon.

(j)            The Company and each of the Company Benefit Plans have properly classified individuals providing services to the Hospital as independent contractors or employees, as the case may be.

3.20         Intellectual Property.

(a)           The Company owns, free and clear of all Encumbrances, licenses, or otherwise possesses legally enforceable rights to use, any and all Intellectual Property used by the Company in connection with the Company’s business (collectively, “Business Intellectual Property”).  Schedule 3.20(a) of the Disclosure Schedule sets forth a true and complete list of the Business Intellectual Property.  “Intellectual Property” shall mean all material (i) trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith, (ii) patentable inventions, technology, and computer programs (including, to the extent owned, password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data) and all applications and patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions, (iii) trade secrets, including confidential and other non-public information, (iv) copyrights, designs, computer programs, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all rights related thereto, (v) databases and all database rights, (vi) Internet Web sites, domain names and applications and registrations pertaining thereto, and (vii) all other proprietary and intellectual property rights.

(b)           The Company has taken reasonable measures to protect the secrecy, confidentiality and value of all trade secrets included in the Business Intellectual Property. The Company has also taken reasonable security measures to protect the confidentiality of, and has not disclosed or authorized the disclosure of, any confidential information that is not owned by the Company, except for instances in which the failure to take such security measures, or the disclosure of or authorization to disclose such information, did not breach any contractual obligation owed by the Company to a third party with respect to such information.  To the Knowledge of the Company, there is no and has been no unauthorized use, disclosure, infringement, misappropriation or other violation of any Business Intellectual Property rights of the Company, by any third party, including any employee or former employee of the Company.  To the Knowledge of the Company, the conduct of the Company’s business as currently conducted does not infringe upon any proprietary Intellectual Property right of any third party.

(c)           Other than software that is widely commercially available for a price of less than $5,000 for any number of users or less than $500 per user or per seat, PC, CPU or user, Schedule 3.20(c) of the Disclosure Schedule sets forth a complete list of all written and oral, licenses, sublicenses and other agreements in which the Company has granted rights to any Person or received rights from any Person to use Intellectual Property.  The Company shall not be in breach of any license, sublicense or other Contract relating to the Intellectual Property as a result of the Company’s execution and delivery of this Agreement or the performance of its obligations hereunder.

(d)           No payment of royalties or other fees to a third party is necessary for the ownership, use, modification, license or distribution by the Company of any Business Intellectual Property.

(e)           No non-public, proprietary Business Intellectual Property owned by the Company, has been authorized to be disclosed or actually disclosed by the Company to any third party other than pursuant to a non-disclosure agreement or other confidentiality obligation that protects the proprietary interests of the Company in and to such Intellectual Property.

(f)            All Business Intellectual Property that was not licensed to the Company pursuant to a written license agreement was:  (i) developed by employees of the Company working within the scope of their employment (or who have otherwise assigned their rights to the Company); (ii) developed by officers, directors, agents, consultants, contractors, subcontractors or others who have executed written agreements containing assignment provisions in favor of the Company as assignee that have conveyed to the Company ownership of all of such person’s Intellectual Property rights in such items (other than rights, such as moral rights, that cannot be assigned as a matter of law); or (iii) acquired in connection with acquisitions made by the Company.

3.21         Brokers or Finders.  Except as set forth in Schedule 3.21 of the Disclosure Schedule, no broker, finder or investment banker was engaged in connection with the Contemplated Transactions or is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company.

3.22         Transactions with Affiliates.  Except as set forth in Schedule 3.22 of the Disclosure Schedule, during the past two years, the Company has not made any payment to, engaged in any transaction with or entered into any Contract with, an Affiliate thereof.  No Affiliate of the Company owes any amount of money to, nor is such Affiliate owed any amount of money from, the Company, except employment related amounts accrued in the ordinary course of business.  The Company has not, directly or indirectly, guaranteed or assumed any Indebtedness for the benefit of its Affiliates.

3.23         Bank Accounts.  Schedule 3.23 of the Disclosure Schedule contains the name of each bank or other financial institution in which the Company maintains bank accounts, investment accounts, certificates of deposits, marketable securities, other investments, safe deposit boxes, lock boxes and safes, the account numbers therefore, and the names of all persons who have access to or are authorized to make withdrawals therefrom.

3.24         Medical Staff Matters.  Except as set forth on Schedule 3.24(a) of the Disclosure Schedule, there are no pending or, to the Knowledge of the Company, threatened appeals, challenges, disciplinary or corrective actions, or disputes involving applicants to the Hospital’s medical staff, current members of the Hospital’s medical staff or affiliated health professionals, and all appeal periods in respect of any medical staff member, allied health professional or applicant against whom an adverse action has been taken have expired.  The Company has delivered or made available to Symbion a written disclosure containing a brief general description of all material adverse actions taken in the six (6) months prior to the date hereof against medical staff members, allied health professionals, or applicants which could result in claims or actions against the Company. True and correct copies of the Hospital’s Medical Staff Bylaws, the Hospital’s Medical Staff Rules and Regulations, and the Hospital’s Medical Staff Hearing Procedures, all as presently in effect, have been previously delivered or made available to Symbion by the

Company. Schedule 3.24(b) includes a list of the members of the medical staff of the Hospital.  Except as listed on Schedule 3.24(c), to the Knowledge of the Company, there are no claims, actions, suits, proceedings, or investigations pending or threatened against or affecting any member of the medical staff of the Hospital at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency, or instrumentality wherever located relating to medical practice or conduct in connection therewith.  Except as listed on Schedule 3.24(d), no medical staff members of the Hospital has resigned or had their privileges revoked or suspended since the date hereof.

3.25         Medicare and Medicaid; Third Party Payors.

(a)           Except as set forth on Schedule 3.25(a) of the Disclosure Schedule, the Hospital receives reimbursement under Title XVIII of the Social Security Act (“Medicare”) and Title XIX of the Social Security Act (“Medicaid”), and the Hospital is a “provider” with valid and current provider agreements and with one or more provider numbers with the federal Medicare and the State of Idaho Medicaid programs (the “Government Programs”).  A true and correct copy of each of such agreement has been previously delivered or made available to Symbion, and Schedule 3.25(a) of the Disclosure Schedule contains a list of all provider numbers of the Company under the Government Programs. To the Knowledge of the Company, the Company is not subject to any plan of correction related to Government Programs.  The Hospital has received payments under TRICARE/CHAMPUS and is a “provider” with valid and current provider agreements and with one or more provider numbers with TRICARE/CHAMPUS and successor programs through intermediaries. A true and correct copy of each of such agreement has been previously delivered or made available to Symbion.

(b)           Except as set forth on Schedule 3.25(b) of the Disclosure Schedule, the Hospital is in compliance with the conditions of participation for the Government Programs in all material respects and with the terms, conditions, and provisions of its provider agreements with the Government Programs, and, to the Knowledge of Company, no events or facts exist that would cause such provider agreements not to remain in force or effect after the Closing.  Except as set forth on Schedule 3.25(b) of the Disclosure Schedule, there is not publicly pending, nor to the Knowledge of the Company threatened, any proceeding, investigation, or survey under the Government Programs involving the Hospital, the Company or any of the assets or business of the Company, nor to the Knowledge of the Company has any allegation been made against the Hospital within the past three (3) years by any Governmental Entity relating to the federal Emergency Medical Treatment and Active Labor Act (“EMTALA”) or to the Hospital’s compliance with the conditions of participation for the Government Programs or the terms, conditions, and provisions of its provider agreements with the Government Programs.  The Company has previously delivered or made available to Symbion true, correct and complete copies of the Hospital’s most recent Medicare and Medicaid certification survey reports, including any statements of deficiencies and plans of correction, and any statements of deficiencies against the Hospital in the last three (3) years that include any allegation involving EMTALA or the Hospital’s compliance with the conditions of participation for the Government Programs, and the Hospital’s corrective action plans related thereto.  The Company has taken all reasonable steps to correct all deficiencies referenced in this Section 3.25(b) and a description of any uncorrected deficiency is set forth in Schedule 3.25(b) of the Disclosure Schedule.

(c)           The Company has timely filed in accordance with instructions from the Centers for Medicare and Medicaid Services (“CMS”) or the applicable payor and, as to reports regarding time periods prior to Closing that are due after the Closing, shall timely file in accordance with instructions from CMS or the applicable payor, all Cost Reports required, by law, by written contracts, or otherwise, to have been filed or made with respect to the Company’s businesses including Mountain View Hospital, and all such reports are or will be complete and accurate when filed in all material respects. Schedule 3.25(c) of the Disclosure Schedule identifies those businesses of the Company that are not required under Legal Requirements to file or submit a Cost Report in connection with the Government Programs.  Except as disclosed on Schedule 3.25(c) of the Disclosure Schedule, the Company is and has been in compliance, in all material respects, with filing requirements with respect to Cost Reports of the Hospital and the other businesses of the Company, and such reports do not claim, and none of the Company’s businesses has received, payment or reimbursement in excess of the amounts provided or allowed by Legal Requirements or any applicable agreement.  True and correct copies of all such reports for the three (3) most recent fiscal years of the Company and the Hospital and other of the Company’s businesses have been made available to Symbion.  Schedule 3.25(c) indicates which Cost Reports of the Hospital and the other business of the Company have not been audited and finally settled and includes a brief description of any and all written notices of program reimbursement, proposed or pending audit adjustments, disallowances, appeals of disallowances, and any and all other unresolved claims or disputes in respect of such Cost Reports.  Except as disclosed on Schedule 3.25(c) of the Disclosure Schedule, there are no material claims, actions or appeals pending before any fiscal intermediary or carrier, Governmental Entity, or the Administrator of the CMS, with respect to any Cost Reports or claims filed on behalf of the Company with respect to the Hospital or any other businesses of the Company, on or before the date hereof.

(d)           All billing practices of the Company with respect to the Hospital and the other business of the Company to all third party payors, including the Government Programs, TRICARE/CHAMPUS, and private insurance companies, have been conducted in compliance in all material respects with all Legal Requirements and the billing guidelines of such third party payors and the Government Programs.  The Company has not knowingly or willfully billed or received any payment or reimbursement in excess in any material respect of amounts allowed by Legal Requirements, agreement, or the billing guidelines of any third party payor.  There is no proceeding, audit, review, investigation, or other action pending or, to the Knowledge of the Company, threatened, involving the reimbursement received by the Company, the Hospital, or the other businesses of the Company from any third party payor, including the Government Programs, TRICARE/CHAMPUS, and private insurance companies, and the Company has no Knowledge of any such proceedings, audits, reviews, investigations or other actions are pending or threatened.  Neither the Company, nor to the Knowledge of the Company, any of its employees, officers, or directors have committed a violation of any Legal Requirements relating to payments and reimbursements under the Government Programs or any other third party payor program.

(e)           The Hospital is not accredited by any accreditation body, such as the Joint Commission.

3.26         Compliance Program.  The Company maintains in respect of the operations of the Hospital a compliance program designed to promote compliance with Legal Requirements and ethical standards, to improve the quality and performance of operations, and to detect, prevent, and address violations of legal or ethical standards applicable to the operations of its business (the “Compliance Program”) and has delivered or made available to Symbion a copy of its Compliance Program materials, including all program descriptions, compliance officer and committee descriptions, ethics and risk area policy materials, training and education materials, auditing and monitoring protocols, reporting mechanisms, and disciplinary policies.  Company: (a) is not a party to a Corporate Integrity Agreement with the Office of Inspector General of the Department of Health and Human Services, (b) has no reporting obligations pursuant to any settlement agreement entered into with any Governmental Entity, (c) to the Knowledge of the Company, has not been the subject of any health care program investigation or been served with or received any search warrant, subpoena, civil investigative demand, contact letter, or telephone or personal contact by or from any Governmental Entity regarding any health care program investigation conducted by any Governmental Entity, (d) to the Knowledge of the Company, is not and has not been a defendant in any qui tam/False Claims Act litigation, and (e) has not received any complaints from employees, independent contractors, vendors, physicians, or any other person that would indicate that the Company has violated in any material respect any Legal Requirement.

3.27         No Exclusion.  Except as listed on Schedule 3.27 of the Disclosure Schedule, (i) no employee or independent contractor of Company (whether an individual or entity) or any member of the medical staff of the Hospital has been excluded, suspended or debarred from participating in any federal health care program (as defined in 42 U.S.C. §1320a-7b(f)) and (ii) neither the Company nor any of the Company’s businesses or the Company’s or any of its Affiliates’ officers, members of its Board of Managers, agents or managing employees (as such term is defined in 42 U.S.C. §1320a-5(b)), has been excluded, suspended or debarred from Medicare or any federal health care program (as defined in 42 U.S.C. §1320a-7b(f)) or been subject to sanction pursuant to 42 U.S.C. §1320a-7a or 1320a-8 or been convicted of a crime described at 42 U.S.C. §1320a-7b.  To the Knowledge of the Company, no such exclusions are threatened nor is there any basis for such exclusions.

3.28         Regulatory Compliance.

(a)           Except in compliance in all material respects with the Legal Requirements, neither the Company nor, to the Knowledge of Company, any partner, member, director, officer or employee of Company, nor any agent acting on behalf of or for the benefit of any of the foregoing, has directly or indirectly: (i) offered, paid, solicited, or received any remuneration (including any kickback, bribe, or rebate), in cash or in kind, to, or made any financial arrangements or a gratuitous payment of any kind, with any past, present or potential customers, past, present, or potential suppliers, patients, government officials, medical staff members, contractors or third party payors of the Company or any other person or entity in exchange for business or payments from such persons in violation of Legal Requirements; (ii) established or maintained any unrecorded fund or asset for any improper purpose or made any misleading, false, or artificial entries on any of its books or records for any reason; or (iii) made any payment for or agreed to make any payment for any goods, services, or property in excess of fair market value except to the extent permitted by applicable Legal Requirements.

(b)           All of the Company’s and the Hospital’s contracts with physicians or other health care providers or entities in which physicians or other health care providers are equity owners involving services, supplies, payments, or any other type of remuneration and all of the Company’s and the Hospital’s leases of personal or real property with such physicians, health care providers, or entities are in writing and, to the Knowledge of the Company, provide for a fair market value compensation in exchange for such services, space, or goods.

(c)           Except in compliance in all material respects with the Legal Requirements, neither the Company, nor, to the Knowledge of the Company, any of its partners, members, directors, officers or employees is a party to any contract, lease agreement or other arrangement (including any joint venture or consulting agreement) related to the Company or the Hospital with any physician, physical or occupation therapist, health care facility, hospital, nursing facility, home health agency or other person who is in a position to make or influence referrals to or otherwise generate business for the Company with respect to the Hospital or the other businesses of the Company, to provide services, lease space, lease equipment or engage in any other venture or activity.

3.29         Information Privacy and Security Compliance.

(a)           Except as set forth in Schedule 3.29(a), the Company and the Hospital: (i) to the extent, their operations are subject to the administrative simplification provisions of HIPAA, as codified at 42 U.S.C. §§1320d through d-8, as amended, and the implementing regulations contained in 45 C.F.R. Parts 160, 162 and 164, are in compliance in all material respects with those administrative simplification provisions and implementing regulations, including in conducting any of the standard transactions set forth in 45 CFR Part 162; and (ii) are in compliance in all material respects with all other applicable information privacy or security laws.

(b)           Copies of the compliance policies and/or procedures and privacy notices of the Company and the Hospital relating to information privacy or security laws have been made available to Symbion.  Except as set forth in Schedule 3.29(b), all of the Company’s and the Hospital’s workforce (as such term is defined in 45 C.F.R. §160.103) have received training with respect to compliance with Information Privacy or Security Laws.

(c)           Except as set forth in Schedule 3.29(c)(i), the Company and the Hospital have entered into Business Associate Agreements with all third parties acting as a business associate as defined in 45 C.F.R. §160.103.  Except as set forth in Schedule 3.29(c)(ii), neither the Company nor the Hospital is under investigation by any governmental entity for a violation of any Information Privacy or Security Laws, including the receipt of any notices from the United States Department of Health and Human Services Office of Civil Rights or Department of Justice relating to any such violations.

(d)           Copies of any written complaints delivered to either the Company or the Hospital during the prior twenty-four (24) months alleging a violation of any Information Privacy or Security Laws have been made available to Symbion.

(e)           For purposes of this Section 3.29, the following terms shall have the meanings set forth as follows: (1) “Information Privacy or Security Laws” means HIPAA and regulations as set forth in Section 3.29(a) and any other Legal Requirements concerning the privacy and/or security of Personal Information (as hereinafter defined), including state data breach notification laws, state health information privacy laws, the Federal Trade Commission (“FTC”) Act, the FTC Red Flag Rules and state consumer protection laws; and (2) “Personal Information” means any information with respect to which there is a reasonable basis to believe that the information can be used to identify an individual, including “individually identifiable health information” as defined in 45 C.F.R. §160.103, demographic information, and social security numbers and “personally identifiable information” as defined by the National Institute of Standards Technology.

3.30         Statutory Funds. Neither the Company nor any of the assets of the Company are subject to any liability in respect of amounts received for the purchase or improvement of the Hospital or any part thereof under restricted or conditioned grants or donations, including monies received pursuant to the Hill-Burton Act, 42 U.S.C. §291 et seq.

ARTICLE 4
Representations and Warranties of Symbion

Symbion represents and warrants to the Company and the Existing Unitholders, as of the date hereof and as of the Closing Date, as follows:

4.1           Organization and Good Standing.  Symbion is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Tennessee with full power and authority to conduct its business as it is now being conducted.  Symbion is duly qualified to do business as a foreign limited liability company and is in good standing under the laws of each state or other jurisdiction (if any) in which either the ownership or use of the properties owned, leased or used by it, or the nature of the activities conducted by it, requires such qualification.

4.2           Authority.  The execution, delivery and performance by Symbion of this Agreement and each of the Transaction Documents to which it is a party and the consummation by Symbion of the transactions contemplated hereby and thereby, have been duly authorized by all necessary company action.  All actions on the part of Symbion necessary for the authorization, execution and delivery of the this Agreement and the Transaction Documents, and the performance of all obligations of Symbion hereunder and thereunder have been duly taken as required by Applicable Law and any applicable agreements.  This Agreement and each of the Transaction Documents have been duly executed and delivered by Symbion and constitute, or will constitute when delivered, the legal, valid and binding obligation of Symbion enforceable against Symbion in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

4.3           Brokers or Finders.   Except for payments due to Richard Vincent and Val Christensen, which Symbion shall pay and be reimbursed pursuant to Section 12.2, no broker, finder or investment banker was engaged in connection with the Contemplated Transactions or is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Symbion.

4.4           Regulatory Matters.  Neither Symbion nor any of its Affiliates (i) currently is subject to sanction under the Medicare or Medicaid program or debarred, suspended or excluded under any other federal agency or program, or otherwise prohibited from providing services to Medicare or other federal health program beneficiaries, (ii) has ever had an adverse legal action imposed by Medicare, Medicaid or any other federal agency or program or (iii) has ever been convicted of any health care related crime or felony under federal or state law.

4.5           Investment Intent.  Symbion (a) understands that the Purchased Units have not been, and will not be, registered under the Securities Act or under any state securities laws, are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering and will contain a legend restricting transfer; (b) is acquiring the Purchased Units solely for its own account for investment purposes, and not with a view to the distribution thereof; (c) is a sophisticated investor with knowledge and experience in business and financial matters; (d) has received certain information concerning the Company and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Purchased Units; (e) is able to bear the economic risk and lack of liquidity inherent in holding the Purchased Units; and (f) is an “Accredited Investor” as that term is defined under Rule 501 of the Securities Act.

4.6           Investigation and Evaluation. Symbion acknowledges that (i) Symbion is experienced in the operation of the type of business conducted by the Company, (ii) Symbion and its directors, officers, attorneys, accountants and advisors have been given the opportunity to examine all books, records and other information with respect to the Company as have been made available by the Company to Symbion, (iii) Symbion has not relied on the Existing Unitholders or the Company with respect to any matter in connection with Symbion’s evaluation of the Company other than the representations and warranties set forth in Articles 2 and 3 or elsewhere in this Agreement, and (iv) the Existing Unitholders and the Company are making no representations or warranties, express or implied, of any nature whatever with respect to the Existing Unitholders or the Company other than the representations and warranties of the Existing Unitholders and the Company specifically set forth in Article 2 and Article 3 or elsewhere in this Agreement.

ARTICLE 5
Covenants of Symbion

5.1           Efforts.  Symbion hereby covenants and agrees to take all necessary action and to use its commercially reasonable efforts to obtain all consents and approvals required to carry out the transactions contemplated herein and to satisfy the conditions specified herein.

5.2           Governmental Approvals.  Symbion shall cooperate with the Existing Unitholders, the Company and their respective representatives and counsel in obtaining all Permits which are reasonably necessary or appropriate and in preparing any document or other materials which may be required by any Governmental Entity as a predicate to or as a result of the transactions contemplated herein.

ARTICLE 6
Covenants of Company and Existing Unitholders

6.1           Restriction on Ownership in Competing Businesses.

(a)           Each Existing Unitholder and Owner agrees that for a period of five (5) years following the Closing, neither he nor any of his Affiliates (including its Owners, if any) shall, directly or indirectly, own an interest in, lease, manage, joint venture with or be employed by (or enter into any transaction or arrangement intended to result in any economic relationship similar to the foregoing with) a Competing Business that is located or operates within a radius of fifty (50) miles of the main Hospital campus located at 2325 Coronado Street, Idaho Falls, Idaho 83406. Nothing in this Section 6.1 is intended to prevent an Existing Unitholder or any Owner or his Affiliate from practicing medicine, being a member of the medical staff of, or referring patients to, any other hospital or health care facility.  Each Existing Unitholder and Owner agrees that the restrictions contained in this Section 6.1 are reasonable and necessary to protect the legitimate interests of the Company, Symbion and Symbion’s Affiliates, and that any violation of this provision would result in damages to the Company, Symbion and Symbion’s Affiliates which cannot be compensated by money alone.  For breach of this Section 6.1, each Existing Unitholder and Owner agrees that Symbion and Symbion’s Affiliates will be entitled to injunctive relief without proving actual damages or posting any bond.  If a court shall hold that the duration and/or scope (geographic or otherwise) of the agreement contained in this Section 6.1 is unreasonable, then, to the extent permitted by law, the court may prescribe a duration and/or scope (geographic or otherwise) that is reasonable and judicially enforceable. The parties agree to accept such determination, subject to their rights of appeal, which the parties hereto agree shall be substituted in place of any and every offensive part of this Section 6.1, and as so modified, this Section 6.1 shall be as fully enforceable as if set forth herein by the parties in the modified form.

(b)           As used herein:

(i)            “Competing Business” means any health care business, other than a Grandfathered Business, in which surgical procedures or pain management procedures are performed or which is otherwise competing with the business of the company as conducted of the date hereof and as currently planned to be conducted and shall include, without limitation, a hospital, acute-care facility or ambulatory surgery center; provided, however, the private practice of any Existing Unitholder or Owner will not be a Competing Business as long as it is not performing Facility Fee Procedures.

(ii)           “Facility Fee Procedures” means any procedure that is (a) able to be performed at the Hospital and (b) either (i) reimbursable by a third party payor at a rate in excess of a standard professional fee or as separate and distinct non-facility reimbursement for being performed in office (such as a site-of-service differential or similar adjustment or enhancement), (ii) requires the presence of an anesthesiologist or involves conscious sedation or (iii) requires a separate facility license; provided, however, any such procedure that an Existing Unitholder or Owner regularly performed in such Person’s office during the year period ended December 31, 2009 shall not be considered a Facility Fee Procedure if such regularly performed procedures are identified on Schedule 6.1(b)(ii) of the Disclosure Schedule.

(iii)          “Grandfathered Business” means any healthcare business set forth on Schedule 6.1(b)(iii) hereto; provided, however, that a Grandfathered Busines shall be a Grandfathered Business only with respect to those “Exempted Activities” identified on Schedule 6.1(b)(iii) pertaining to such Grandfathered Business, and provided further that, except as set forth on Schedule 6.1(b)(iii), any such Competing Business shall cease to be a Grandfathered Business if (A) there is any increase in the Existing Unitholder’s or Owner’s percentage ownership interest in such Competing Business after the date hereof (other than an increase which occurs without any action by the Existing Unitholder or Owner, directly or indirectly and such increased amount is disposed of by such Existing Unitholder or Owner within thirty (30) days of such increase), (B) such Competing Business expands in any material respect its capacity above that on the date hereof or (C) such Competing Business is relocated.

6.2           Governmental Approvals.  The Existing Unitholders, Owners and the Company shall cooperate with Symbion in obtaining all Permits which are reasonably necessary and in preparing any document or other materials which may be required by any Governmental Entity as a predicate to or as a result of the transactions contemplated herein.

6.3           Release.  As of the Closing Date, each of the Existing Unitholders and Owners, on his, her or its own behalf, and for any person who could or may claim by, through or under an Existing Unitholder or Owner, releases the Company, the Landlord and their respective Affiliates, successors and assigns, from any and all claims, demands, and liabilities of any nature whatsoever that such person has or may have against the Company, whether known or unknown, arising prior to the Closing Date, recognizing that no Existing Unitholder or Owner hereby releases any claim or cause of action arising under this Agreement, from the failure of Symbion to perform any of its obligations under this Agreement, or from any breach by Symbion of any representation or warranty of Symbion set forth in this Agreement.

6.4           Efforts.  The Company shall take, and Existing Unitholders and Owners shall take and cause the Company to take, all necessary action and shall use their commercially reasonable efforts to obtain all consents and approvals required to carry out the transactions contemplated herein and to satisfy the conditions specified herein. Each Existing Unitholder and Owner hereby consents and agrees to take any action reasonably necessary to accomplish such Contemplated Transactions. By execution of this Agreement, all Existing Unitholders and Owners shall be deemed to have consented to any such Contemplated Transactions including, but not limited to, the redomestication of the Company as a Delaware limited liability company to occur simultaneously with or immediately upon the Closing. To that end, each Existing Unitholder and Owner hereby consents and agrees to take any action reasonably necessary to accomplish such redomestication, including but not limited to, the adoption and approval of any resolution, certificate or other instrument providing for the conversion of the Company into a Delaware limited liability company to accomplish such reorganization.  By their execution and delivery of this Agreement, the Existing Unitholders and the Owners shall be deemed to have consented to such redomestication.

6.5           Access and Information.  Between the date hereof and the Closing, the Company shall give to representatives of Symbion full access during normal business hours to Company’s premises and to the Existing Unitholders’ and, consistent with Legal Requirements, the Company’s books, accounts and records and all other relevant documents and will make available, and use their reasonable efforts to cause the Company’s accountants and other representatives to make available, copies of all such documents and information with respect to the business and properties of the Company as representatives of Symbion may from time to time request, all in such manner as to not unduly disrupt the Company’s normal business activities.  Such access shall include consultations with the employees of the Company.  During the period from the date hereof to the Closing, Existing Unitholders or Company representatives shall confer on a regular basis with one or more representatives of Symbion to report material operational matters of the Hospital and to report the general status of ongoing operations of the Hospital.  The Company shall notify Symbion of (i) any material adverse change in the financial position, earnings or business of such Existing Unitholder(s) and/or the Company after the date hereof and prior to the Closing, (ii) any unexpected emergency or other unanticipated change in the business of an Existing Unitholder(s) or the Company, (iii) any governmental complaints, investigations or hearings or adjudicatory proceedings (or communications indicating that the same may be contemplated) and (iv) any other matter which may be material to such Existing Unitholder(s), Owners or the Company and, in any event, shall keep Symbion reasonably informed of such events.

6.6           Conduct of Business.  Between the date hereof and the Closing Date, except as otherwise approved by Symbion, the Company shall conduct its business only in the ordinary course thereof consistent with past practice, shall in good faith try to satisfy the conditions to closing contained herein, consistent with conducting its business in accordance with reasonable business judgment, so as to preserve its business intact and to use its reasonable efforts to keep available to the Company the services of its current employees.  Without the prior written approval of Symbion, the Company shall not, between the date hereof and the Closing, take any action that is described in clauses (a) through (m) of Section 3.15 hereof.   Between the date hereof and the Closing Date, the Company shall not incur any Indebtedness outside the ordinary course of business.

6.7           Additional Financial Information.  Within 15 days following the end of each calendar month prior to Closing, the Company and the Existing Unitholders will cause to be delivered to Symbion true and complete copies of the unaudited balance sheets and the related unaudited statements of income and cash flow of, or relating to, the Company for each month then ended, together with a year-to-date compilation and the notes, if any, related thereto, which presentation shall be true, correct and complete in all material respects, shall have been prepared from and in accordance with the books and records of the Company and which shall fairly present the financial position, results of operations and cash flow of the Company as of the date and for the period indicated, all in accordance with GAAP (except that such financial statements need not include required footnote disclosures).

6.8           Notification of Certain Matters.  Until the Closing Date, and to the extent within the Knowledge of the Company, the Company shall promptly advise Symbion in writing of (i) any change or event that would cause any condition to closing in Article 6 or 7 to be unable to be satisfied, (ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, and (iii) the existence of any matter arising or discovered which would have been required to be set forth or described in the Exhibits and Schedules to this Agreement.  To the extent within the Knowledge of the Company, the Company shall promptly notify Symbion, of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

6.9           Exclusivity.  During the period from the date of this Agreement until its termination in accordance with Article 11 hereof, the Company shall not, and the Existing Unitholders and Owners shall not and shall cause the Company to not, and each will cause each of its and their respective agents, employees, and affiliates to not, except as expressly contemplated herein, directly or indirectly, initiate, encourage, conduct or hold discussions with any corporation, partnership, person or other entity (other than Symbion and its Affiliates) concerning:

(a)           a purchase, affiliation, joint venture or lease of all, or a material part of, the Company or the Hospital;

(b)           the management of the Hospital;

(c)           the transfer by any Existing Unitholder of any of its ownership in the Hospital or the Company; or

(d)           the issuance by the Company of any debt, equity or hybrid securities.

If an Existing Unitholder, Owner or the Company shall receive any unsolicited offer or correspondence relating to a transaction of the type described in this Section 6.9, such Existing Unitholder, Owner or the Company, as the case may be, shall promptly notify Symbion of any such transaction or negotiations and disclose the terms of any such proposal.

6.10         Real Property.  The Company has previously delivered to Symbion all title insurance policies, surveys, engineering reports, environmental site assessments, zoning permits, use and occupancy permits, material construction design and installation documents, construction contracts, plans and specifications, and other information in the Company’s possession with respect to the Real Property, including all improvements located or to be located thereon.

6.11         Environmental Matters.   The Existing Unitholders and Symbion shall use their commercially reasonable efforts after the Closing Date to cause the Company to:

(a)           Provide current registration for the underground storage tank (“UST”) associated with the emergency generator, as required by the U.S. Environmental Protection Agency and the Idaho Department of Environmental Quality;

(b)           Provide evidence of the UST’s eligibility for the Idaho Petroleum Storage Tank Fund, or equivalent insurance coverage for petroleum releases;

(c)           Provide evidence of registration of or approval of installation of the underground storage tank by the City of Idaho Falls, Idaho to the extent required; and

(d)           Provide a written asbestos operation and maintenance plan, in general compliance with the U.S. Environmental Protection Agency publication, “Managing Asbestos in Place: A Building Owner’s Guide to Operations and Maintenance Programs.”

6.12         Employee Matters.  If requested by Symbion, the Company shall amend, merge, cease participation, terminate, continue to maintain for any period or take any other action with respect to the Company Benefit Plans on or before the Closing, including, but not limited to, causing any Company Benefit Plan to spin-off or transfer the accrued aggregate account balances of the Transferred Employees to a plan or plans specified by Symbion; to take all steps necessary to accomplish such requests, including terminating any Company Benefit Plan; to provide any required notices to participants and appropriate

Governmental Authorities; to adopt all necessary resolutions and amendments in order to accomplish such requests; and to provide to Symbion satisfactory evidence of such actions.

(b)           The Company shall, no later than the Closing Date (or such other date as the Company and Symbion shall mutually agree), satisfy any and all accrued liabilities for contributions, including any employer contributions, required to be made as of the Closing Date under the terms of any of the Company Benefit Plans.

(c)           The Company shall take action to cause its Company Benefit Plans that are multiple employer welfare arrangements (as disclosed in Schedule 3.12(e)) to become single employer plans within 60 days following the Closing Date.

6.13         Financial Matters.  The Company shall have, at Closing, cash and cash equivalents of not less than the Target Cash Amount.

ARTICLE 7
Conditions to Closing by Symbion

Except as may be waived by Symbion, the obligations of Symbion to purchase the Purchased Units and to consummate the transactions contemplated hereby on the Closing Date shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

7.1           Compliance.  All of the representations and warranties contained in Articles 2 and 3 of this Agreement shall be true as of the time of the Closing, except as would not individually or in the aggregate have a Material Adverse Effect, or a material adverse effect on the Company’s, the Existing Unitholders’ and the Owners’ abilities to consummate the transactions contemplated by this Agreement, and the Company, Existing Unitholders and Owners shall have performed or complied in all material respects with all covenants and conditions explicitly required by this Agreement to be performed or complied with by it prior to or at the Closing.  Symbion shall have been furnished a certificate dated the Closing Date and signed by the Unitholder Representative to the foregoing effect, which shall upon delivery be deemed to have been furnished by all Existing Unitholders and Owners.

7.2           Consents, Authorization, Etc.  All Required Consents, including all Permits necessary for the continued operation of the Hospital following the consummation of the transactions contemplated hereby, shall have been issued to the Company in form and substance reasonably satisfactory to Symbion, and notice or consent (as the case may be) shall have been given or received (as the case may be) with respect to each Consent Contract.

7.3           No Action or Proceeding or Change in Law.

(a)           No action or proceeding shall have been brought or threatened before any court or administrative agency to prevent the consummation of, or to seek damages in a material amount by reason of, the transactions contemplated hereby, and no governmental authority shall have asserted that these transactions constitute a violation of law or give rise to liability on the part of Symbion or the Company.

(b)           No statute, regulation or other law shall have been enacted or interpreted, or is reasonably likely to be enacted or is anticipated to be in effect after the Closing Date, that would (i) have the effect of prohibiting any Existing Unitholder or Owner from owning an interest in the Company and/or from referring patients to the Hospital or (ii) limit reimbursement of healthcare costs through government or other payor programs because of the nature of the ownership of the Company as is anticipated to be in effect after Closing.

7.4           Good Standing Certificate.  The Company shall have delivered to Symbion a good standing certificate issued with respect to the Company, issued by the Secretary of State of the State of Idaho, dated as of a date that is not more than 15 days prior to the Closing Date.

7.5           Management Agreement.  The Company (or its Delaware successor) shall have entered into a Management Agreement, in the form attached hereto as Exhibit 7.5, between the Company (or its Delaware successor) and an Affiliate of Symbion.

7.6           Redomestication; New LLC Agreement.  All actions necessary to cause the Company to become a Delaware limited liability company shall have been taken, such reorganization to occur contemporaneously with the Closing, and the New LLC Agreement in the form attached as Exhibit 7.6 shall have been adopted by each member of the Company.

7.7           Escrow Agreement.  The Escrow Agreement shall have been executed and delivered to Symbion by the Company, the Escrow Agent and the Unitholder Representative.

7.8           Certificate.  A certificate of the Company, executed by the Company’s Secretary or Assistant Secretary, attaching and certifying the truth and correctness as of the Closing Date, of (A) its certificate of formation, (B) the Existing Operating Agreement; (C) resolutions adopted by its Board of Managers and the members of the Company, in each case, authorizing the execution and delivery of this Agreement and each of the Transaction Documents to which it is a party, the consummation of the transactions contemplated hereby and thereby, and the taking of all such other action as shall have been required in connection with the consummation of the transactions contemplated by this Agreement and the Transaction Documents shall have been adopted.

7.9           Resignation.  A certificate of the Company, executed by the Company’s Secretary or Assistant Secretary, the duly executed manager resignations of each Person identified on Exhibit 7.9 hereto shall have been delivered.

7.10         Real Estate Matters.  Symbion shall have received from the Landlord the Landlord Estoppel Certificate, Consent Agreement, Subordination of Management Agreement and Fourth Amendment to Lease Agreement in form and substance satisfactory to Symbion in its reasonable discretion.

7.11         Assignment Agreement.  The Assignment Agreement in the form attached hereto as Exhibit 7.11 shall have been executed and delivered to the Company by HPF.

ARTICLE 8
Conditions to Closing by Company and Existing Unitholders

Except as may be waived by the Company and the Unitholder Representative, the obligations of the Company and Existing Unitholders to consummate the transactions contemplated hereby on the Closing Date shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

8.1           Compliance.  All of the representations and warranties made by Symbion contained in Article 4 of this Agreement shall be true as of the time of Closing, except as would not individually or in the aggregate have a material adverse effect on Symbion’s ability to consummate the transactions contemplated by this Agreement, and Symbion shall have performed and complied in all material respects with all covenants and conditions explicitly required by this Agreement to be performed or complied with by it prior to or at the Closing.  The Company and the Unitholder Representative shall have been furnished with a certificate, dated the Closing Date, of a duly authorized officer of Symbion to the foregoing effect.

8.2           Secretary’s Certificate.  At the Closing, the Company and the Unitholder Representative shall have received copies of the following, in each case certified as of the Closing Date by a Secretary or an Assistant Secretary of Symbion:

(a)           resolutions of the sole member of Symbion authorizing the execution, delivery and performance of this Agreement and the other agreements that Symbion is required to execute and deliver pursuant to the terms of this Agreement; and

(b)           the signature and incumbency of the officers of Symbion authorized to execute and deliver this Agreement and the other agreements and certificates that Symbion is required to deliver on or before the Closing Date pursuant to this Agreement.

8.3           Consent, Authorizations, Etc.  All necessary consents, authorizations, licenses, certifications, permits and approvals from federal, state and local governmental units for the transactions contemplated hereby, and for continued operation of the Hospital in accordance with past practice following the consummation of the transactions contemplated hereby, shall have been issued to the Company in form and substance reasonably satisfactory to the Company and the Unitholder Representative.

8.4           No Action Proceeding.  No action or proceeding shall have been brought or threatened before any court or administrative agency to prevent the consummation of, or to seek damages in a material amount by reason of, the transactions contemplated hereby, and no governmental authority shall have asserted that these transactions constitute a violation of law or give rise to liability on the part of the Company and the Existing Unitholders.

8.5           Good Standing Certificate.  Symbion shall have delivered to the Company and the Unitholder Representative a good standing certificate issued with respect to Symbion by the Secretary of the State of Tennessee.  Such good standing certificate shall be dated as of a date that is not more than 15 days prior to the Closing Date.

8.6           Escrow Agreement.  The Escrow Agreement shall have been executed and delivered to the Company by Symbion and the Escrow Agent.

8.7           Redomestication; New LLC Agreement.  All actions necessary to cause the Company to become a Delaware limited liability company shall have been taken, such reorganization to occur contemporaneously with the Closing, and the New LLC Agreement in the form attached as Exhibit 7.6 shall have been adopted by each member of the Company.

8.8           Real Estate Matters.  The Company shall have received from the Landlord the Consent Agreement, Termination of Guaranty and Fourth Amendment to Lease Agreement in form and substance satisfactory to Company in its reasonable discretion.

ARTICLE 9
Indemnification; Remedies

9.1           Survival and Time Limitations.  All representations and warranties in this Agreement shall, unless otherwise noted in this Section 9.1, survive the Closing for a period of eighteen (18) months after the Closing Date.  Notwithstanding the foregoing survival limitations: (A) the representations and warranties in Sections 2.1 (Organization and Good Standing), 2.2 (Authority), 2.3 (Title), 2.5 (No Conflicts), 3.1 (Organization and Good Standing), 3.2 (Authority; No Conflict), 3.3 (Capitalization), and the first sentence of 3.8 (Title to Properties; Encumbrances; Condition and Sufficiency of Assets) (collectively, the “Fundamental Representations”) shall survive the Closing indefinitely; and (B) the representations and warranties in Sections 2.4 (Anti-Kickback Statute; Stark Law), 2.7 (Pending or Threatened Claims) (but only with respect to Healthcare Law), 3.10 (the “Tax Representations”), 3.13 (Compliance with Legal Requirements; Governmental Authorizations), 3.14 (Legal Proceedings; Orders) (but only with respect to Healthcare Law), 3.18 (Environmental Matters), 3.25 (Medicare and Medicaid; Third Party Payors), and 3.28 (Regulatory Compliance) shall survive until 30 days after the applicable statute of limitations, including any extensions thereof, has expired for claims based on such matters, provided, as to clause (B) only Damages resulting, in whole or in part, from third-party claims, actions, lawsuits or other proceeding may be asserted after eighteen (18) months following the Closing Date.  The Company shall not agree to extend any such statute of limitations without the prior written consent of the Unitholder Representative.

9.2           Indemnification of Symbion and Payment of Damages by the Existing Unitholders.  Each of the Existing Unitholders, jointly and severally, agrees to indemnify and hold harmless Symbion, and its Representatives, stockholders, members, managers, partners, controlling persons, and Affiliates (collectively, the “Symbion Indemnified Persons”) from and against, and shall pay to Symbion Indemnified Persons the amount of, any loss (including a quantifiable loss in the value of the Purchased Units), liability, fine, penalty, claim, damage, payment, obligation, Taxes, judgment, cost or expense (including reasonable costs of investigation and defense and reasonable attorneys’ fees) whether or not involving a third-party claim (collectively, “Damages”), which any such Symbion Indemnified Persons may suffer, sustain or become subject to in connection with:

(a)           any breach of or any inaccuracy in any representation or warranty made by the Existing Unitholder, its Owners or the Company in this Agreement;

(b)           any material breach by the Company, an Existing Unitholder or its Owners of any covenant or obligation of the Existing Unitholders, Owner or the Company in this Agreement, provided that in the case of a breach of Sections 6.1 (Restriction on Ownership in Competing Business), 6.3 (Release), 6.9 (Exclusivity), 6.13 (Financial Matters) or 9.7 (*), such breach need not be a material breach;

(c)           any failure to obtain the Required Consents or to give notice pursuant to or receive a consent required by a Consent Contract;

(d)           any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with such Existing Unitholder, Owner or the Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

(e)           (i) all Taxes imposed on, or pertaining or attributable to, the Company for all Pre-Closing Tax Periods, with the amount of such Taxes being determined in a manner consistent with Article 10 and (ii) all amounts that the Company is required to pay to, repay to or credit against current or future payments made from any Governmental Program, any other cost-based third party payor provider reports, or any other similar obligation with respect to already-received funds by the Company (collectively, “Overpayment Liability”), but only to the extent such Overpayment Liability exceeds the Symbion-Estimated Overpayment Liability reflected on Schedule 1.5(b) hereto or as may have been reflected as a reserve therefor in the Settled Adjustment;

(f)            (i) the matters described on Schedule 9.2(f) to this Agreement and (ii) the amount (if any) by which the aggregate cost to the Company of construction of the Expansion (exclusive of costs of equipment and costs associated with putting the Expansion into service) exceeds $5,200,000; or

(g)           in connection with any suit, claim or proceeding of any nature seeking to recover damages for personal injury, death or property damage due or alleged to be due to occurrences before the Closing.

The parties agree that, in the event it has an indemnification claim under this Agreement against more than one Existing Unitholder, the Symbion Indemnified Persons will make any such claim against each applicable Existing Unitholder and will use their commercially reasonable efforts to collect indemnification from all Existing Unitholders in proportion to their Applicable Percentages as set forth on Exhibit B hereto.  If the Symbion Indemnified Persons and the Existing Unitholders are all damaged proportionately as a result of their ownership in the Company after Closing, then the amount of Damages the Symbion Indemnified Persons are entitled to receive hereunder shall not include any Damages suffered by Existing Unitholders. In determining the amount of any Damages that are the subject matter of a claim for indemnification hereunder, the parties will make appropriate adjustments for any insurance proceeds received by the Symbion Indemnified Persons with respect to such claim for indemnification (net of retrospective premium adjustments and similar charges), taking into account any tax benefits to the Symbion Indemnified Persons with respect to such claim for indemnification.  Each Symbion Indemnified Person’s right to indemnification, payment of damages or other remedy hereunder based upon the Company’s, the Existing Unitholders’ or Owners’ representations, warranties, covenants and obligations herein will not be affected or limited by any investigation conducted by or on behalf of any Symbion Indemnified Person with respect hereto, any preparation or compilation by or on behalf of any Symbion Indemnified Person of schedules to this Agreement, or any knowledge acquired (or capable of being acquired) by any Symbion Indemnified Person, except for the Symbion Knowledge Parties’ Actual Knowledge prior to the execution and delivery of this Agreement of the inaccuracy or breach of any such representation, warranty, covenant or obligation; provided, such Symbion Knowledge Parties’ Actual Knowledge will affect the Symbion Indemnified Persons’ rights to indemnification, payment of damages or other remedy hereunder if and only if the matter giving rise to such right to indemnification, payment of damages or other remedy does not arise or result, in whole or in part, from a third-party claim, action, lawsuit or other proceeding.

9.3           Indemnification of Existing Unitholders and Owners and Payment of Damages by Symbion.  Symbion shall indemnify and hold harmless the Company and each of its Representatives, stockholders, partners, managers, members, controlling persons, and Affiliates (collectively, the “Company Indemnified Persons”), and shall pay to the Company Indemnified Person the amount of any Damages which any such Company Indemnified Persons may suffer, sustain or become subject to in connection with:

(a)           any breach of any representation or warranty made by Symbion in this Agreement;

(b)           any breach by Symbion of any covenant or obligation of Symbion in this Agreement; or

(c)           any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Symbion (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

9.4           Limitation; Other Indemnity Matters.

(a)           Except with respect to any claim based on a breach of (i) any Fundamental Representation, (ii) a Tax Representation, or (iii) the last sentence of Section 3.5 (collectively, the “Basket Exclusions”), as to which the Basket shall not apply, the Existing Unitholders shall have no liability (for indemnification or otherwise) with respect to any matters described in Section 9.2(a), 9.2(c) or 9.2(g) until the total amount of all Damages with respect to such matters exceeds $200,000 (the “Deductible Basket”), and then only for the amount by which such Damages exceed the Deductible Basket.  Damages arising from the Basket Exclusions shall be disregarded for purposes of determining whether other Damages are limited by the Deductible Basket.  No other subsection of Section 9.2 shall be limited by the Deductible Basket.

(b)           Except with respect to any claim based on a breach of (i) any Fundamental Representation, (ii) a Tax Representations, (iii) the last sentence of Section 3.5, (iv) the items described in Section 9.2(e), (v) the provisions of Section 1.4, 1.5 and 9.7, and (vi) the provisions of Section 6.1 (collectively, the “Cap Exclusions”) the maximum amount of Damages that any Existing Unitholder shall be obligated to pay to the Symbion Indemnified Persons under this Article 9 shall be limited to fifteen percent (15%) of the aggregate amount received or to be received by such Person under Article 1 of this Agreement (the “Cap Amount”).  Damages arising from a Cap Exclusion shall be disregarded for purposes of determining whether other Damages are limited by the Cap Amount.

(c)           For purposes of determining whether a breach has occurred or an inaccuracy exists for purposes of this Article 9, and calculating the amount of any loss incurred, arising out of or relating to such breach or inaccuracy, no effect shall be given to any materiality, Material Adverse Effect or similar qualification provided in any representation or warranty of Existing Unitholders, Owners or Company.

(d)           If a claim for indemnity is made by a Symbion Indemnified Party under this Article 9, and such claim is not paid within 30 days of its making, then Symbion may cause or request the Company to deposit, and the Company shall upon such request deposit into the Escrow Account with the Escrow Agent (or a successor escrow agent selected by the Company if the Escrow Agent is unable to serve as such) all amounts distributable by the Company to any one or more Existing Members under the New LLC Agreement, except for tax distributions, which deposited amounts shall be held as additional amounts to secure payment of any such Claims, and the distribution of such deposited amounts shall be otherwise in accordance with the Escrow Agreement.  Amounts deposited into the Escrow Account pursuant to this paragraph shall not exceed Symbion’s estimated calculation of the maximum amount of the required indemnity, as determined by Symbion in its reasonable discretion.  Symbion shall provide the Unitholder Representative with notice of such maximum amount and a summary of the calculation of such maximum amount within 10 days after distributions are first deposited into the Escrow Account.

(e)           Where an Existing Unitholder is required by this Agreement to indemnify a Symbion Indemnified Person, each of such Existing Unitholder’s Owners shall be responsible for such indemnity jointly and severally with such Existing Unitholder and any other of such Existing Unitholder’s Owners.  Notwithstanding the foregoing, except with respect to any claim based on a Cap Exclusion, the maximum amount of Damages that any Owner shall be obligated to pay to the Symbion Indemnified Persons under this Article 9 shall be limited to fifteen percent (15%) of the aggregate amount received or to be received by such Owner’s corresponding Existing Unitholder, multiplied by such Owner’s percentage interest in the economic interests of such Owner’s corresponding Existing Unitholder as of the Closing Date, as set forth on Exhibit B hereto.  If an Existing Unitholder has only one Owner, then that Owner shall be deemed to own all of the economic interests of such Existing Unitholder. Damages arising from a Cap Exclusion shall be disregarded for purposes of determining whether other Damages are limited by the Owner Cap Amount.

9.5           Procedure for Indemnification.  A Symbion Indemnified Person or Company Indemnified Person (each, an “Indemnified Party”) shall give the indemnifying party (each, an “Indemnifying Party”), notice in writing (a “Claim Notice”) of any matter which an Indemnified Party has determined has given or reasonably could give rise to a right of indemnification under this Agreement (a “Claim”), within 60 days of such determination; provided, however, that any failure of the Indemnified Party to provide such Claim Notice shall not release the Indemnifying Party from any of its obligations under this Article 9 except to the extent the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to any Indemnified Party otherwise than under this Article 9; provided, further, that no such Claim Notice shall be effective unless it has been delivered to the Indemnifying Party on or before (a) in the case of a Claim related to a breach of the Tax Representations and claims based on fraud, within 60 days after the expiration of all applicable statutes of limitations related thereto, or (b) in the case of any other Claim, on or before the end of the applicable survival period, as set forth in Section 9.1.  Upon receipt of the Claim Notice, the Indemnifying Party shall be entitled to assume and control the defense of such Claim at its expense for as long as it diligently pursues the defense of such Claim, if it gives notice of its intention to do so to the Indemnified Party within five Business Days of the receipt of such Claim Notice from the Indemnified Party; provided, however, that (i) the Indemnified Party must approve of the selection of legal counsel by the Indemnifying Party, which approval shall not be unreasonably withheld or delayed and (ii) if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party, in its sole and absolute discretion, for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnified Party.  In the event the Indemnifying Party exercises the right to undertake any such defense against any such Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in all commercially reasonable respects in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party.  No such Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld so long as (A) there is no payment or other consideration required of the Indemnified Party, (B) the settlement includes a complete release of the Indemnified Party, and (C) such settlement does not require or otherwise involve any material restrictions on the conduct of business by Symbion or any other Indemnified Party.

9.6           Sole Remedy.  Upon and after the Closing, the provisions of Article 9 of this Agreement represent the sole and exclusive remedy available to any party to this Agreement for any misstatement or omission by any other party relating to any representation or warranty contained hereon or for any breach by any other party of any representation, warranty, covenant or agreement contained herein except to the extent a claim arises from fraud or intentional misconduct.

9.7           *.  The Parties hereto acknowledge that they have entered into this Agreement and the New LLC Agreement intending that, in order to better serve the public welfare of Southeastern Idaho and to avoid inappropriate referrals to the Hospital, it is desirable that the Existing Unitholders and the Owners thereof continue to be active medical staff members of the Hospital.  In the event that an Existing Unitholder * under the new LLC Agreement * then such Existing Unitholder shall *.  Capitalized terms used in this Section 9.7 but not defined in this Agreement shall have the meanings accorded thereto in the New LLC Agreement.  *, the Existing Unitholder shall not (and shall cause its Owners and Affiliates not to) refer any patient to the Hospital if, in the opinion of counsel to the Hospital, it may be construed as violating any Applicable Law.  Notwithstanding the foregoing, this Section 9.7 shall not apply to the Existing Unitholders to the extent set forth in Schedule 9.7 of the Disclosure Schedules.

9.8           Unitholder Representative.

(a)           By their execution of this Agreement, the Existing Unitholders and Owners shall be deemed, for themselves and their personal representatives and other successors, to have constituted and appointed, effective from and after the Closing, MVH 18, LLC, a Utah limited liability company, as their agent and attorney-in-fact (the “Unitholder Representative”) to take all action required or permitted under this Agreement and the Escrow Agreement on behalf of the Existing Unitholders and Owners, the giving and receiving of all notices and consents and the execution and delivery of the Escrow agreement and all other documents, including any amendments of any non-material term or provision hereof, and the execution and delivery of any agreements and releases in connection with the settlement of any dispute or claim under Article 9 hereof and as provided elsewhere herein.

(b)           In the event of the death, physical or mental incapacity or resignation of the Unitholder Representative, the Existing Unitholders shall, or for any other reason, the Existing Unitholders may appoint, by majority vote of the Existing Unitholders, a further substitute or substitutes and shall advise Symbion and the Company thereof.  As between the Unitholder Representative and the Existing Unitholders, the Unitholder Representative shall not be liable for, and shall be indemnified by the Existing Unitholders or provided with insurance against, any good faith error of judgment on its part or any other act done or omitted by it in good faith in connection with its duties as Unitholder Representative, except for gross negligence or willful misconduct.  The Unitholder Representative may consult with professional advisors of its choice.  The Unitholder Representative shall not be responsible for the genuineness or validity of any document and shall have no liability for acting in accordance with any written instructions given to them and believed by them to be signed by the proper parties.  All expenses incurred by the Unitholder Representative in performing its duties (including fees and expenses of professional advisors) and any indemnification to be provided to the Unitholder Representative shall be severally borne by the Existing Unitholders and, as to each Existing Unitholder, jointly and severally among its Owners.  The Unitholder Representative may draw from the amounts held by the Escrow Agent specifically for the purpose of paying any out-of-pocket expenses of the Unitholder Representative pursuant to Section 1.5(a)(C) hereof in connection with the performance of its duties hereunder and under the Escrow Agreement, provided that the Unitholder Representative shall keep records evidencing all such expenses and shall make such records available to any of the Members upon request.

ARTICLE 10
Tax Matters

10.1         Tax Accrual.  For purposes of calculating the current liability accrual on the Closing Balance Sheet for unpaid Taxes that are attributable to a Straddle Period (the “Tax Accrual”), the following provisions shall apply:

(a)           except for Property Taxes, the amount of the Tax Accrual for Taxes attributable to the Pre-Closing Tax Period of a Straddle Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date; and

(b)           in the case of any liability for real property, personal property, ad valorem and other similar Taxes (“Property Taxes”), the amount of the Tax Accrual for Property Taxes that are attributable to the Pre-Closing Tax Period of a Straddle Period shall be equal to the product of (i) the amount of the Property Taxes for the entirety of such Straddle Period, multiplied by (ii) a fraction, the numerator of which is the number of days for such Straddle Period ending on the Closing Date and the denominator of which is the total number of days in such Straddle Period.  If the determination of the Settled Adjustment occurs before the rate for any applicable Property Tax or the valuation of any applicable Company asset is fixed, the current liability accrual for Property Taxes for purposes of determining the Tax Accrual shall be estimated by the Parties in good faith.

10.2         Tax Construct.  Symbion, the Existing Unitholders, and the Company agree that the consummation of the transactions contemplated by this Agreement shall, for U.S. federal income Tax purposes (and state and local income Tax purposes where applicable), be reported and as having occurred as follows:

(a)           Rather than a contribution to the Company of the Contribution Amount in exchange for the Purchased Units followed by the Cash Distribution, such transactions will be reported as a disguised sale of partnership interests under Section 707 of the Code, with each Existing Unitholder who receives a portion of the Cash Distribution being treated as selling to Symbion for an amount of cash equal to the amount received by such Existing Unitholder in the Cash Distribution (the “Disguised Sale Proceeds”) a pro rata portion of such Existing Unitholder’s Units equal to the amount by which such Existing Unitholder’s interest in the Company is reduced as a result of the transactions contemplated by this Agreement (the “Disguised Sale”);

(b)           For purposes of determining the U.S. federal income tax consequences of the Disguised Sale, the amount of the Disguised Sale Proceeds shall be adjusted as follows:

(i)            In the event any amount of the Escrowed Funds or an adjustment pursuant to Section 1.5(b) are paid to the Existing Unitholders, each Existing Unitholder’s Disguised Sale Proceeds shall be increased by the amount of the Escrowed Funds such Existing Unitholder receives and such amount shall be treated as if paid directly by Symbion to such Existing Unitholder on the Closing Date;

(ii)           In the event an Existing Unitholder is required to indemnify Symbion for Damages under Section 9.2 each Existing Unitholder’s Disguised Sale Proceeds shall be reduced by such amount and treated as having been reduced on the Closing Date;

10.3         Section 708(b)(l)(B) Termination.  As a result of the Disguised Sale causing the Company to be terminated under Section 708(b)(l)(B) of the Code, the Existing Unitholders, the Company, and Symbion agree that the Company shall: (i) close its books for U.S. federal and applicable state, local, and foreign Tax purposes as of the Closing Date and calculate in accordance with its normal and historic tax accounting method, its taxable income, gain, loss, and deduction for the taxable year or portion thereof that ends on the Closing Date on the basis of such books and allocate all of such income, gain, loss, and deduction to the Existing Unitholders pursuant to the terms of the Existing Operating Agreement; and (ii) file a federal income Tax Return for the short taxable year ending on the Closing Date (the “Short-Year Tax Return”) and submit a draft of such Short-Year Tax Return to Symbion for its review and comment at least thirty (30) days prior to its due date (including extensions). As a result of the termination under Section 708(b)(1)(B), the Company will be required to make new tax accounting elections. The Company will elect the accrual method of accounting.

10.4         Section 754 Election.  If the Company does not have in effect an election under Section 754 of the Code relating to the adjustment of the tax bases of the Company’s assets as provided in Sections 734 and 743 of the Code (a “Section 754 Election”) that would be applicable to the Disguised Sale, the Existing Unitholders, the Company, and Symbion agree to cause the Company to make a Section 754 Election on the Short-Year Tax Return that will result in Symbion’s U.S. federal income tax bases in the Company’s assets being adjusted under Section 743 of the Code as a result of the Disguised Sale.

10.5         Fair Market Value Determination.

(a)           For purposes of complying with Tax reporting obligations of the Company, Symbion, the Unitholder Representative and the Company have prepared an allocation statement (the “Allocation Statement”) as set forth in Schedule 10.5 of the Disclosure Schedules that sets forth the parties’ determination of the fair market value of the Company’s assets as of the Closing Date (the “FMV Determination”).  Symbion, the Company, and the Existing Unitholders, and their respective Affiliates, shall report and file Tax Returns in all respects and for all Tax purposes consistent with the FMV Determination as agreed to by Symbion and Unitholder Representative or as determined by an accounting firm reasonably acceptable to both parties (an “Independent Accounting Firm”), including for purposes of (i) Treasury regulations Section 1.743-1(d)(2) in determining Symbion’s adjustment to the U.S. federal income tax basis of the Company’s assets and (ii) Treasury regulations Section 1.751-1(a)(2) in determining the character of each Existing Unitholder’s gain or loss, as the case may be, for U.S. federal income tax purposes in respect of the Disguised Sale.  Symbion, the Existing Unitholders, and the Company shall not, and shall not permit any of their respective Affiliates to, take any position, whether in any Tax Return, audit, examination, adjustment, litigation, or other proceeding with respect to Taxes, which is inconsistent with the Allocation Statement unless required to do so by Applicable Law or the prior written consent of the other parties.

(b)           If after the Allocation Statement is finalized a payment described in Sections 9.2 and 9.3 is made, Symbion and Unitholder Representative shall cooperate to prepare an adjusted Allocation Statement to reflect such payment within fifteen (15) days after such payment is made.  If Symbion and Unitholder Representative are unable to agree on any of the adjusted allocations within the above specified period, they shall select an Independent Accounting Firm to determine any such disputed allocation.  The cost of any Independent Accounting Firm shall be borne by the Company.  Any adjustment to the Allocation Statement pursuant to this Section 10.5(b) shall be based on the methodology set forth on Schedule 10.5 of the Disclosure Schedules.

ARTICLE 11
Termination

11.1         Termination.  This Agreement may be terminated and the transaction abandoned at any time prior to the Closing Date as follows:

(a)           By the mutual written consent of Symbion and the holders of a majority of the Units held by the Existing Unitholders (such holders being a “Unitholders’ Majority”);

(b)           By Symbion or a Unitholders’ Majority, if the Closing has not occurred by April 30, 2010;

(c)           by Symbion if there has been a material violation or breach of any of the Company’s, Existing Unitholders’ or Owners’ covenants, agreements, representations or warranties contained in this Agreement which has not been waived by Symbion in writing; or

(d)           by the Unitholders’ Majority if there has been a material violation or breach of any of Symbion’s covenants, agreements, representations or warranties contained in this Agreement which has not been waived by such Unitholders’ Majority in writing.

11.2         Notice.  In the event of such termination pursuant to Section 11.1 hereof, written notice shall forthwith be given to the other party or parties hereto.

11.3         Consequences of Termination.  In the event this Agreement is terminated as provided in Section 11.1 above, (a) Symbion shall deliver to the Company all documents (and copies thereof in its possession) concerning the Company previously delivered by the Company to Symbion; and (b) none of the parties hereto nor any of their respective shareholders, directors, officers, agents or consultants shall have any liability to the other party for costs, expenses, loss of anticipated profits, consequential damages or otherwise, except for any breaches of any of the provisions of this Agreement.

ARTICLE 12
General Provisions

12.1         Further Assurances.  The Company and the Existing Unitholders shall (a) furnish to Symbion upon request such further materials and information, (b) execute and deliver to Symbion such other documents, and (c) do such other acts and things, all as Symbion may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

12.2         Expenses.  Each party shall pay all amounts that it incurs in connection with the preparation, execution, and performance of this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby (with all costs being borne by the Company included for purposes of determining Adjusted Net Working Capital), including all reasonable out-of-pocket fees and expenses of Symbion’s respective agents, representatives, counsel, brokers, and accountants; provided, however, if the Contemplated Transactions close, the Company will reimburse Symbion for $300,000 of fees and expenses, which shall be paid to Symbion at the Closing and reflected on Schedule 1.3.

12.3         Public Announcements.  Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions shall be issued, if at all, at such time and in such manner as Symbion and the Company mutually determine, subject to any obligations of the Company pursuant to the Hospital Lease.  The Company and Symbion shall consult with each other concerning the means by which the Company’s employees, customers, and suppliers and others having dealings with the Company shall be informed of the Contemplated Transactions, and Symbion shall have the right to be present for any such communication.  Notwithstanding the foregoing, any Person may issue a press release or other public announcement or make any filing concerning the transactions contemplated by this Agreement to the extent required by law or to comply with accounting or other disclosure obligations; provided, if disclosed to comply with accounting or other disclosure obligations, the disclosing party shall provide prior notice thereof to the Company.

12.4         Notices.  All notices, consents, waivers, and other communications under this Agreement must be in writing and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile transmission (with written confirmation of receipt), provided that a copy is mailed by certified mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

If to the Company:

Mountain View Hospital, LLC

2325 Coronado Street

Idaho Falls, Idaho 83406

Facsimile: (208) 557-2702
Attention:  CEO and Board of Managers

With a copy to (which shall not constitute notice):

Dorsey & Whitney LLP

136 South Main Street, Suite 1000

Salt Lake City, Utah 84101

Facsimile:  (801) 933-7373
Attention:  Alan W. Bell

If to Unitholder Representative:

James Adamson

2325 Coronado Street

Idaho Falls, Idaho 83406

Facsimile: (208) 557-2702

If to Symbion:

c/o Symbion, Inc.
40 Burton Hills Boulevard, Suite 500
Nashville, Tennessee 37215
Facsimile:  (615) 234-7994
Attention:  Kenneth C. Mitchell

With a copy to (which shall not constitute notice):

Waller Lansden Dortch & Davis, LLP

511 Union Street, Suite 2700

Nashville, Tennessee 37219

Facsimile:  (615) 244-6804

Attention:  Matthew R. Burnstein

12.5         Waiver.   The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege shall preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by Applicable Law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party shall be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

12.6         Entire Agreement and Modification.  This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.  This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

12.7         Successors and Assigns.  Except as otherwise expressly provided herein, this Agreement shall apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties.  Nothing expressed or referred to in this Agreement shall be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns.

12.8         Assignment.  This Agreement and the rights and obligations hereunder shall not be assignable by any party hereto without the prior written consent of the other parties hereto.  Notwithstanding the foregoing, Symbion may assign this Agreement and all of its rights and obligations to an Affiliate of Symbion and Symbion may assign its rights hereunder for collateral security purposes to any lenders providing financing to Symbion and/or the Company; provided that no such assignment shall relieve Symbion of any of its obligations under this Agreement.  Any instrument purporting to make an assignment in violation of this Section shall be null and void.

12.9         Severability.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

12.10       Section Headings; Construction.   The headings of Sections in this Agreement are provided for convenience only and shall not affect its construction or interpretation.  All references to “Section,” “Sections” or “Article” refer to the corresponding Section, Sections or Article of this Agreement.  All words used in this Agreement shall be construed to be of such gender or number as the circumstances require.  Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

12.11       Mutual Drafting; Advice Of Counsel; Etc.   This Agreement is the mutual product of the parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of such parties, and shall not be construed for or against any party as a result of the drafting of this Agreement or any provision hereof by such party or its legal counsel.  Each party acknowledges and represents that it has been represented by its own legal counsel in connection with the Contemplated Transactions and the negotiation of this Agreement, with the opportunity to seek advice as to such Party’s legal rights from such counsel.

12.12       Governing Law; Waiver of Jury Trial.  THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES. EACH OF THE UNDERSIGNED DOES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED ON OR WITH RESPECT TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR RELATING OR INCIDENTAL HERETO.

12.13       Jurisdiction.  Except with respect to the procedures governing purchase price adjustment in Article 1, each of the parties submits to the exclusive jurisdiction of any state court sitting in Delaware in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect to any such action or proceeding.

12.14       Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

12.15       Electronic Signatures.  The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether otherwise transmitted via electronic transmission), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of an original Agreement for all purposes.  Signatures of the parties transmitted by facsimile or other electronic transmission shall be deemed to be original signatures for all purposes.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

COMPANY:

Mountain View Hospital, LLC

By:
Name:
Title:

SYMBION:

SMBI Idaho, LLC

By:
Name:
Title:

EXISTING UNITHOLDERS AND OWNERS:

Signatures appear on the following counterpart signature pages.

EXISTING UNITHOLDER’S AND OWNERS’ COUNTERPART SIGNATURE PAGE

TO PURCHASE AGREEMENT

Signature of Existing Unitholder (or of the authorized person of an Existing Unitholder which is not a natural person)

Print Name of Existing Unitholder

Title (if applicable)

Address for Notices

If the Existing Unitholder is not a natural person, then the Existing Unitholder’s Owner(s) is/are as follows:

Print Name of Owner

Signature of Owner

Print Name of Owner

Signature of Owner

Print Name of Owner

Signature of Owner

2

List of Exhibits and Schedules to the Contribution and Distribution Agreement

Exhibit A:	Defined Terms
Exhibit B:	Ownership Interests
Exhibit 1.5:	Escrow Agreement
Exhibit 7.5:	Management Agreement
Exhibit 7.6:	LLC Agreement
Exhibit 7.9:	Manager Resignations
Exhibit 7.11:	Assignment Agreement

Schedule 1.3:	Distributions at Closing
Schedule 1.5(b):	Symbion Assumed Overpayment Liability
Schedule 2.8:	Member Brokers Fees
Schedule 2.9:	Persons Excluded from Federal Healthcare Program
Schedule 3.2(b):	Consent Contracts
Schedule 3.2(c):	Required Consents & Notice
Schedule 3.3(a):	Holders of Company Securities
Schedule 3.3(b):	Outstanding or Authorized Options or Warrants
Schedule 3.3(c):	Agreements for the Transfer of Company Securities
Schedule 3.3(d):	Subsidiaries and Joint Ventures
Schedule 3.4(a):	Audited Financial Statements
Schedule 3.4(d):	Accounts Payable and Current Liabilities
Schedule 3.5:	Material Undisclosed Liabilities
Schedule 3.9:	Real Property Leases
Schedule 3.9(g):	Defects in Real Property
Schedule 3.9(l):	Rent Rolls
Schedule 3.10(k):	Company Assets Taxed as a Partnership
Schedule 3.12(a):	Company Benefit Plans
Schedule 3.12(e):	Multiple Employer Welfare Arrangement
Schedule 3.12(f):	Benefit Plan Compliance
Schedule 3.12(g):	Post Employment Welfare Benefits
Schedule 3.12(h):	Bonuses Upon Closing
Schedule 3.13:	Required Permits
Schedule 3.14:	Legal Proceedings
Schedule 3.15:	Absence of Certain Changes and Events
Schedule 3.16(a):	Material Contracts
Schedule 3.17:	Insurance Policies
Schedule 3.18:	Environmental Matters
Schedule 3.19:	Employees
Schedule 3.20(a):	Intellectual Property
Schedule 3.20(c):	Intellectual Property Licenses
Schedule 3.21:	Company Brokers Fees
Schedule 3.22:	Affiliate Transactions
Schedule 3.23:	Bank Accounts
Schedule 3.24(a):	Medical Staff Grievances or Disciplinary Actions
Schedule 3.24(b):	Medical Staff Members
Schedule 3.24(c):	Claims Involving Medical Staff Members
Schedule 3.24(d):	Revocation or Suspension of Medical Staff Privileges
Schedule 3.25(a):	Provider Numbers under Government Programs

Schedule 3.25(b):	Noncompliance with Payor Policies
Schedule 3.25(c):	Exceptions from Cost Report Requirements
Schedule 3.27:	Excluded Individuals
Schedule 3.29(a):	Non-compliance with applicable Information Privacy or Security Laws
Schedule 3.29(b):	Untrained Employees in Information Privacy or Security Laws
Schedule 3.29(c)(i):	Third Party Associates without a Business Associate Agreement
Schedule 3.29(c)(ii):	Investigations of any Information Privacy or Security Laws
Schedule 6.1(b)(ii):	Exclusions from Facility Fee Procedures
Schedule 6.1(b)(iii):	Grandfathered Business
Schedule 9.2(f):	Indemnified Matters
Schedule 9.7:	*
Schedule 10.5:	FMV Determination

* The Schedules and Exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K.  Symbion, Inc. undertakes to furnish supplemental copies of any of the omitted Exhibits or Schedules upon request by the Securities and Exchange Commission.